Exhibit 10.24

EXECUTION COPY

[Published CUSIP Number:           ]

CREDIT AGREEMENT

Dated as of December 1, 2006

among

IPSCO Inc.,

The Designated Borrowers Party Hereto,

The Guarantors Party Hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and an L/C Issuer,

The Other Lenders Party Hereto,

BANC OF AMERICA SECURITIES LLC,

J. P. MORGAN SECURITIES INC.

and

TD SECURITIES,

as Joint Bookrunners and Co-Lead Arrangers,

JPMORGAN CHASE BANK, N.A.

and

THE TORONTO-DOMINION BANK,

as Co-Syndication Agents,

and

ROYAL BANK OF CANADA

and

ABN AMRO BANK N.V.,

as Co-Documentation Agents

TABLE OF CONTENTS

Section	Page

3.03	Inability to Determine Rates	72
3.04	Increased Costs	72
3.05	Compensation for Losses	73
3.06	Mitigation Obligations; Replacement of Lenders	74
3.07	Survival	74

	ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	74
4.02	Conditions to all Credit Extensions	77

	ARTICLE V REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	78
5.02	Authorization; No Contravention	78
5.03	Governmental Authorization; Other Consents	78
5.04	Binding Effect	78
5.05	Financial Statements; No Material Adverse Effect	78
5.06	Litigation	79
5.07	Ownership of Property	79
5.08	Environmental Compliance	79
5.09	Insurance	80
5.10	Taxes	80
5.11	Pension Legislation Compliance	80
5.12	Subsidiaries; Equity Interests; Loan Parties	81
5.13	Margin Regulations; Investment Company Act	81
5.14	Disclosure	81

	ARTICLE VI AFFIRMATIVE COVENANTS

6.01	Financial Statements	81
6.02	Certificates; Other Information	82
6.03	Notices	83
6.04	Payment of Taxes	84
6.05	Preservation of Existence, Etc.	84
6.06	Maintenance of Insurance	84
6.07	Compliance with Laws	84
6.08	Books and Records	84
6.09	Inspection Rights	84
6.10	Use of Proceeds	85
6.11	Covenant to Guarantee Obligations	85
6.12	Compliance with Environmental Laws	85

	ARTICLE VII NEGATIVE COVENANTS

7.01	Liens	85
7.02	Indebtedness	88
7.03	Investments	89
7.04	Fundamental Changes	91
7.05	Dispositions	92
7.06	Restricted Payments	92
7.07	Change in Nature of Business	94
7.08	Transactions with Affiliates	94
7.09	Burdensome Agreements	94
7.10	Use of Proceeds	94
7.11	Financial Covenants	94

	ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	95
8.02	Remedies upon Event of Default	97
8.03	Application of Funds	97

	ARTICLE IX ADMINISTRATIVE AGENT

9.01	Appointment and Authority	98
9.02	Rights as a Lender	98
9.03	Exculpatory Provisions	98
9.04	Reliance by Administrative Agent	99
9.05	Delegation of Duties	99
9.06	Resignation of Administrative Agent	100
9.07	Non-Reliance on Administrative Agent and Other Lenders	100
9.08	No Other Duties, Etc.	101
9.09	Guaranty Matters	101

	ARTICLE X CONTINUING GUARANTY

10.01	Parent Guaranty	101
10.02	Rights of Lenders	102
10.03	Certain Waivers	102
10.04	Obligations Independent	102
10.05	Subrogation	102
10.06	Termination; Reinstatement	103
10.07	Stay of Acceleration	103
10.08	Condition of Borrower	103

	ARTICLE XI MISCELLANEOUS

11.01	Amendments, Etc.	103
11.02	Notices and Other Communications; Facsimile Copies	104
11.03	No Waiver; Cumulative Remedies	106
11.04	Expenses; Indemnity; Damage Waiver	106
11.05	Payments Set Aside	108
11.06	Successors and Assigns	108
11.07	Treatment of Certain Information; Confidentiality	113
11.08	Right of Setoff	113
11.09	Interest Rate Limitation	114
11.10	Counterparts; Integration; Effectiveness	114
11.11	Survival of Representations and Warranties	114
11.12	Severability	114
11.13	Replacement of Lenders	115
11.14	GOVERNING LAW; JURISDICTION; ETC.	115
11.15	WAIVER OF JURY TRIAL	116
11.16	No Advisory or Fiduciary Responsibility	116
11.17	USA PATRIOT Act Notice	117
11.18	Time of the Essence	117
11.19	Judgment Currency	117
11.20	ENTIRE AGREEMENT	118
11.21	Existing Credit Agreement	118

v

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
2.19	Designated Borrowers
5.01	Loan Parties
5.03	Certain Authorizations
5.06	Litigation
5.08	Environmental Matters
5.12	Subsidiaries
7.02	Outstanding Debt
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
D	Compliance Certificate
E	Assignment and Assumption
F	Subsidiary Guaranty
G-1	Opinion Matters — U.S. Counsel to Loan Parties
G-2	Opinion Matters — Canadian Counsel to Loan Parties
G-3	Opinion Matters — General Counsel to the Parent
H	Notice of Drawing
I	Designated Borrower Request and Assumption Agreement
J	Designated Borrower Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of December 1, 2006 among IPSCO INC., a public Canadian corporation (the “Parent”), certain Subsidiaries of the Parent party hereto pursuant to Section 2.19 (each a “Designated Borrower”, and together with the Parent, the “Borrowers” and each, a “Borrower”), the Guarantors (as hereinafter defined), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, BANC OF AMERICA SECURITIES LLC, J. P. MORGAN SECURITIES INC. and TD SECURITIES, as Joint Bookrunners and Co-Lead Arrangers, JPMORGAN CHASE BANK, N.A. and THE TORONTO-DOMINION BANK, as Co-Syndication Agents and ROYAL BANK OF CANADA and ABN AMRO BANK N.V., as Co-Documentation Agents.

PRELIMINARY STATEMENTS:

Pursuant to the agreement and plan of merger dated as of September 10, 2006 (as amended, supplemented or otherwise modified in accordance with its terms, to the extent permitted hereunder, the “Merger Agreement”) among the Parent, PI Acquisition Company, a Kentucky corporation (“Merger Subsidiary”) and NS Group, Inc., a Kentucky corporation (“Target”), Merger Subsidiary will merge (the “Merger”) with Target, with Target as the surviving entity.

The Borrowers have requested that (a) concurrently with the consummation of the Merger, the Lenders lend to the Borrowers up to U.S. $250,000,000 under the Term Facility (as hereinafter defined) and make available up to U.S. $500,000,000 under the Revolving Credit Facility (as hereinafter defined), the proceeds of which shall be used to finance the Merger, to refinance certain Indebtedness, including refinancing or replacing outstanding letters of credit, of the Parent and Target and to pay transaction fees and expenses and (b) from time to time, the Lenders lend to the Borrowers and the L/C Issuers (as hereinafter defined) issue Letters of Credit (as hereinafter defined) for the account of the Borrowers and their respective Subsidiaries under the Revolving Credit Facility.

The Lenders have indicated their willingness to lend such amounts and the L/C Issuers have indicated their willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, including, in the case of the Canadian Revolving Credit Facility, acting through Bank of America (Canada Branch), or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s addresses and, as appropriate, accounts as set forth on Schedule 11.02, or such other addresses or accounts as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable BA Acceptance Fee Percentage” means, from time to time, the following percentages per annum, based upon the Debt Rating, as set forth below:

Applicable BA Acceptance Fee Percentage
Pricing Level	Debt Rating (S&P/Moody’s)		BA Acceptance Fee
1	≤ BBB / Baa2		0.500%
2	BBB- / Baa	3	0.600%
3	BB+ / Ba	1	0.650%
4	BB / Ba2		0.900%
5	< BB / Ba2		1.275%

Initially, the Applicable BA Acceptance Fee Percentage shall be determined based upon the Debt Rating  in effect on the Closing Date.  Thereafter, each change in the Applicable BA Acceptance Fee Percentage resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, (b) in respect of the U.S. Revolving Credit Facility, at any time, the percentage (carried out to the ninth decimal place) of the U.S. Revolving Credit Facility represented by such U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment at such time and (c) in respect of the Canadian Revolving Credit Facility, at any time, the percentage (carried out to the ninth decimal place) of the Canadian Revolving Credit Facility represented by the Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment at such time.  If the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of each Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of such Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
				Revolving Credit Facility		Term Facility
Pricing Level	Debt Rating (S&P/Moody’s)		Facility Fee	Margin for Eurodollar Rate Loans	Margin for Base Rate/U.S. Base Rate/ Canadian Prime Rate Loans	Margin for Eurodollar Rate Loans	Margin for Base Rate/U.S. Base Rate/ Canadian Prime Rate Loans	Letter of Credit Fee
1	≤ BBB / Baa2		0.125%	0.500%	0.000%	0.625%	0.000%	0.500%
2	BBB- / Baa	3	0.150%	0.600%	0.000%	0.750%	0.000%	0.600%
3	BB+ / Ba	1	0.225%	0.650%	0.000%	0.875%	0.000%	0.650%
4	BB / Ba2		0.350%	0.900%	0.000%	1.250%	0.250%	0.900%
5	< BB / Ba2		0.475%	1.275%	0.275%	1.750%	0.750%	1.275%

Initially, the Applicable Rate shall be determined based upon the Debt Rating in effect on the Closing Date.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Revolving Credit Percentage” means with respect to any Lender under either Revolving Credit Facility at any time, such Lender’s Applicable Percentage in respect of such Revolving Credit Facility at such time.

“Applicable Time” means (i) in the case of notices under the Canadian Revolving Credit Facility, 11:00 a.m. (New York time) or (ii) in the case of notices under the U.S. Revolving Credit Facility or the Term Facility, 12:00 p.m. (New York time).

“Applicant Borrower” has the meaning specified in Section 2.20(b).

“Appropriate Lender” means, at any time, (a) with respect to any of the Term Facility, the U.S. Revolving Credit Facility or the Canadian Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) with respect to the Letter of Credit Facility under each Revolving Credit Facility, (i) the L/C Issuers under such Revolving Credit Facility and (ii) if any Letters of Credit have been issued under such Revolving Credit Facility pursuant to Section 2.03(a), the Lenders under such Revolving Credit Facility and (c) with respect to each Swing Line Facility, (i) the Swing Line Lender under such Revolving Credit Facility and (ii) if any Swing Line Loans are outstanding under such Revolving Credit Facility pursuant to Section 2.04.A or 2.04.B, the Lenders under such Revolving Credit Facility.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as left lead arranger and book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Off-Balance Sheet Liabilities of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(a)(iv).

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the Maturity Date.

“BA Acceptance Fee” has the meaning specified in Section 2.10(b)(iii).

“BA Discount Rate” means, for the date of any Drawing in respect of any Bankers’ Acceptances or Drafts  (i) by a Lender that is listed in Schedule I to the Bank Act at such time, the average of the Bankers’ Acceptance discount rates for bankers’ acceptances having a comparable maturity date as quoted on Reuters Screen CDOR Page (or such other page as is a replacement page for such Bankers’ Acceptances) at 10:00 a.m. (New York time); and (ii) by any other Lender or Person, the rate specified in (i) plus 0.10%.  If the rate referred to in clause (i) above is not available as of such time, then the discount rate in respect of such Bankers’ Acceptances and Drafts shall mean the discount rate (calculated on an annual basis) quoted by the Administrative Agent at 10:00 a.m. (New York time) as the discount rate at which the Administrative Agent would purchase, on the relevant date of Drawing, its own Bankers’ Acceptances or Drafts having an aggregate Face Amount equal to and with a term to maturity the same as the Bankers’ Acceptances or Drafts to be purchased by the applicable Lenders or other Person on such date of Drawing.

“BA Equivalent Advance” has the meaning specified in Section 2.17.

“BA Loan” means a Canadian Revolving Credit Borrowing made by way of a Drawing.

“BA Lender” means any Canadian Revolving Credit Lender that is a bank chartered under the Bank Act and which stamps and accepts bankers’ acceptances.

“BA Lending Office” means, with respect to each BA Lender, the office of such Lender set forth as its “BA Lending Office” opposite its name on Schedule 11.02 hereto or in the Assignment and Acceptance pursuant to which it became a Lender or such other office of such Lender in Canada as such Lender may from time to time specify to the Canadian Borrowers and the Administrative Agent for such purpose.

“BA Maturity Date” means for each Bankers’ Acceptance or BA Equivalent Loan comprising part of the same Drawing, the date on which the Face Amount for such Bankers’ Acceptance or applicable Notional Bankers’ Acceptance, as the case may be, becomes due and payable in accordance with the provisions set forth below, which shall be a Business Day occurring one, two, three or six months after the date on which such Bankers’ Acceptance or Notional Bankers’ Acceptance is created and purchased as part of any Drawing, as the applicable Borrower may select upon notice received by the Administrative Agent not later than the Applicable Time on a Business Day at least two Business Days prior to the date on which such Bankers’ Acceptance or Notional Bankers’ Acceptance is to be accepted and purchased (whether as a new Drawing, by renewal or by Conversion) (or such other period that is twelve months or less requested by a Borrower and consented to by all the Lenders under the Canadian Revolving Credit Facility); provided, however, that:

(a)           such Borrower may not select any BA Maturity Date for any Bankers’ Acceptance or BA Equivalent Loan that occurs after the Maturity Date;

(b)           the BA Maturity Date for all Bankers’ Acceptances and BA Equivalent Loans comprising part of the same Drawing shall occur on the same date; and

(c)           whenever the BA Maturity Date for any Bankers’ Acceptance or BA Equivalent Loan would otherwise occur on a day other than a Business Day, such BA Maturity Date shall be extended to occur on the next succeeding Business Day.

“Bank Act” means the Bank Act (Canada).

“Bankers’ Acceptance” has the meaning specified in Section 2.05.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America (Canada Branch)” means Bank of America, N.A., Canada Branch.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” for borrowings in Dollars made in the United States.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a U.S. Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Benefit Plan” means a Canadian Pension Plan or benefit plan which is currently or hereafter sponsored, maintained or contributed to by any Loan Party with respect to any employee or former employee of any Loan Party in relation to such Person’s period of employment in Canada and includes any Canadian Benefit Plan.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Bridge Documents” means the Bridge Loan Agreement and each of the other “Loan Documents” referred to therein, as each may be amended from time to time.

“Bridge Loan Agreement” means the bridge loan agreement dated as of December 1, 2006, as amended from time to time, among IPSCO U.S. Borrower, as borrower, Bank of America, as administrative agent and the lenders from time to time party thereto.

“Bridge Loan Facility” means the up to U.S. $350 million bridge loan facility evidenced by the Bridge Loan Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located; provided that, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market; and provided further that, if such day relates to any Canadian Revolving Credit Loan, shall also be a day on which commercial banks are not authorized to close in Toronto, Canada.

“Canadian Benefit Plan” means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any employee or former employee in relation to such Person’s period of employment in Canada, but excluding any Canadian Pension Plan.

“Canadian Borrower” means a Borrower under the Canadian Revolving Credit Facility.

“Canadian Dollars” and “C$” each means lawful money of Canada.

“Canadian Dollar Equivalent” means, at any time, with respect to any amount denominated in a currency other than Canadian Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent or the L/C Issuers, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with such currency.

“Canadian L/C Advance” means, with respect to each Canadian Revolving Credit Lender, such Lender’s funding of its participation in any Canadian L/C Borrowing in accordance with its Applicable Percentage.

“Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“Canadian L/C Issuer” means Bank of America (Canada Branch) in its capacity as issuer of Letters of Credit under the Canadian Revolving Credit Facility, or any successor issuer of Letters of

Credit hereunder; provided that, The Toronto-Dominion Bank shall be a Canadian L/C Issuer in respect of the Existing Letters of Credit issued by The Toronto-Dominion Bank listed on Schedule 1.01; and provided further, that The Toronto-Dominion Bank, in its capacity as a Canadian L/C Issuer, shall have no obligation hereunder to issue any new Letter of Credit or to extend or renew any Existing Letter of Credit under this Agreement, and all Letters of Credit (or related arrangements) issued The Toronto-Dominion Bank or any of its Affiliates for the account of the Borrowers hereunder shall be replaced with Letters of Credit issued hereunder no later than one year following the Closing Date.

“Canadian L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of Canadian Letters of Credit, including all Canadian L/C Borrowings.  For purposes of computing the amount available to be drawn under any Canadian Letter of Credit, the amount of such Canadian Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Canadian Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Canadian Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Canadian Letter of Credit” means any letter of credit issued under the Canadian Revolving Credit Facility and shall include the Existing Letters of Credit.  A Canadian Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Canadian Letter of Credit Commitment” means the commitment of each Canadian L/C Issuer to issue Letters of Credit under the Canadian Revolving Credit Facility, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Letter of Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by any Loan Party for its employees or former employees in relation to such persons’ period of employment in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.

“Canadian Pension Plan Event” means either (a) the termination in whole or in part of a Canadian Pension Plan with a defined benefit provision, (b) the cessation of participation of the Parent (or any Affiliate with whom there is statutory joint and several liability under pension standards legislation) in any Canadian Pension Plan, including a multi-employer pension plan (within the meaning of applicable pension standards legislation), for any reason and which event gives rise to an obligation on such entity to make contributions in respect of any past service unfunded liability of such plan, (c) the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan with a defined benefit provision or the receipt of a notice of intent from a Governmental Authority to require the termination in whole or in part of any Canadian Pension Plan, revoking the registration of same or appointing a new administrator of such a plan or (d) the issuance of an order, direction or other communication from any Governmental Authority or a notice of an intent to issue such an order, direction or other communication requiring the Parent or any Affiliate to take or refrain from taking any action in respect of a Canadian Pension Plan.

“Canadian Prime Rate” means for any day a fluctuating rate of interest per annum equal to the higher of (i) the 30-day CDOR Rate plus 1.00%, and (ii) the rate of interest per annum most recently announced by Bank of America (Canada Branch) as its reference rate of interest for commercial loans made by it in Canada in Canadian Dollars and designated as its “prime rate” (the “prime rate” being a rate set by Bank of America (Canada Branch) based upon various factors including Bank of America (Canada Branch)’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).  Any change in the prime rate announced by Bank of America (Canada Branch) shall take effect at the opening of business on the day specified in the public announcement of such change.  Each interest rate based upon the Canadian Prime Rate shall be adjusted simultaneously with any change in the Canadian Prime Rate.

“Canadian Prime Rate Loans” means a Canadian Revolving Credit Loan that bears interest based on the Canadian Prime Rate.

“Canadian Resident” means, at any time, a Person who at that time is (a) not a non-resident of Canada for purposes of the Tax Act; (b) an authorized foreign bank deemed to be resident in Canada for purposes of Part XIII of the Tax Act in respect of all amounts payable to such Person pursuant to any Loans or Letters of Credit, as the case may be; (c) a Canadian partnership, within the meaning of that term for the purposes of paragraph 212(13.1)(b) of the Tax Act; or (d) not liable for withholding tax pursuant to Part XIII of the Tax Act in respect of all amounts payable to such Person pursuant to any Loans or Letters of Credit, as the case may be.

“Canadian Revolving Credit Borrowing” means a borrowing consisting of simultaneous Canadian Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans or BA Loans, having the same Interest Period made by each of the Canadian Revolving Credit Lenders pursuant to Section 2.01(c).

“Canadian Revolving Credit Commitment” means, as to each Canadian Revolving Credit Lender, its obligation to (a) make Canadian Revolving Credit Loans to the Canadian Borrowers pursuant to Section 2.01(c), (b) purchase participations in Canadian L/C Obligations, and (c) purchase participations in Canadian Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Canadian Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Revolving Credit Facility” means, at any time, the lesser of (a) the aggregate amount of the Canadian Revolving Credit Lenders’ Canadian Revolving Credit Commitments at such time and (b) the U.S. Revolving Credit Facility; it being understood that the Canadian Revolving Credit Facility is a sublimit within, and not in addition to, the U.S. Revolving Credit Facility.

“Canadian Revolving Credit Lender” means, at any time, any Lender that has a Canadian Revolving Credit Commitment at such time; provided that, a Canadian Revolving Credit Lender shall be a Canadian Resident, unless such Lender became a party to this Agreement during the continuation of an Event of Default under Section 8.01(a), (b) (as the result of a breach of Section 7.11), (f) or (g).

“Canadian Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Canadian Securities Laws” means, to the extent applicable to the Parent or any other Loan Party, the legislation specified in National Instrument 14-101(1.1)(3) “Canadian securities legislation”, along with all rules, regulations, policy statements, blanket rulings and orders, directions or other instruments promulgated thereto.

“Canadian Securities Regulators” means those regulators specified in National Instrument 14-101(1.1)(3) “Canadian securities regulatory authorities” having jurisdiction over the Parent or any other Loan Party.

“Canadian Swing Line Facility” means the revolving credit facility made available by the Canadian Swing Line Lender pursuant to Section 2.04.B(a).

“Canadian Swing Line Borrowing” means a borrowing of a Canadian Swing Line Loan pursuant to Section 2.04.B.

“Canadian Swing Line Lender” means Bank of America (Canada Branch) in its capacity as provider of Canadian Swing Line Loans, or any successor in that capacity hereunder.

“Canadian Swing Line Loan” has the meaning specified in Section 2.04.B(a).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments:

(a)           marketable obligations issued or directly and fully guaranteed or insured by the government of the United States of America or the government of Canada or any agency or instrumentality thereof having maturities of not more than 720 days from the date of acquisition thereof; provided that the full faith and credit of the government of the United States of America or the government of Canada, as applicable, is pledged in support thereof;

(b)           demand and time deposits with, or certificates of deposit or bankers’ acceptances of, any financial institution that (i) (A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System or (C) is organized under the federal laws of Canada or is the principal banking subsidiary of a bank holding company organized under the federal laws of Canada, (ii) in the case of any such U.S. financial institution, is assigned at least a “B” rating by Thomson Financial Bank Watch and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America or the District of Columbia or under the federal, provincial or territorial laws of Canada or any province thereof and rated at least “Prime-2” (or the then equivalent grade) by Moody’s, at least “A-2” (or the then equivalent grade) by S&P, or at least R-1 (low) by DBRS, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d)           repurchase obligations with term of not more than ten days for underlying securities of the types described in clause (a) above entered into with any financial institution meeting the specifications in clause (b) above;

(e)           Investments in money market investment programs or other mutual funds the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (d) of this definition; and

(f)            Investments permitted under the Investment Policy for Cash Management for the Parent and its Subsidiaries as in effect on the Closing Date or as shall be amended and approved by senior management of the Parent from time to time, and a copy of which shall have been delivered to the Administrative Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           the acquisition by any Person or group of Persons who are “associates” (as such term is defined in the Securities Act (Ontario)), or, who act together in concert for such purpose, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (after taking into account all such securities that such Person or group of Persons has the right to acquire pursuant to any option right); or

(c)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent  cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capitalization” means at any date of determination, the sum of the Consolidated Funded Indebtedness and Consolidated Shareholder’s Equity.

“Consolidated EBITDA” means, at any time with respect to the Parent and its Subsidiaries on a consolidated basis, Consolidated Net Income for the most recently completed four fiscal quarters of the Parent, plus, in each case, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(a)           amounts in respect of non-cash expenses, depreciation and amortization;

(b)           Consolidated Interest Charges;

(c)           Income Tax Expense, whether or not deferred;

and excluding for such period:

(d)           any gain or loss attributable to the sale, conversion or other Disposition of assets outside the ordinary course of business;

(e)           any gain resulting from the write-up of assets or any loss resulting from the write-down of assets;

(f)            all non-cash gains, non-cash losses or other non-cash amounts that were included in such Consolidated Net Income; and

(g)           any gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Indebtedness); and

(h)           any other extraordinary or non-recurring items.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes or other similar instruments, (b) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts or other accrued obligations payable in the ordinary course of business), (d) Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations, (e) without duplication, all Off-Balance Sheet Liabilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Parent or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership in which the Parent or a Subsidiary is a general partner, except to the extent that such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary.

“Consolidated Indebtedness to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to(b) Consolidated Capitalization as of such date.

“Consolidated Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all interest, premium and discount amortization, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income (or losses) of the Parent and its Subsidiaries determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Consolidated Tangible Assets on that date less: (i) all current liabilities (excluding current payments in respect of long-term Indebtedness and the aggregate outstanding principal amount of the Bridge Loan Facility) of the Parent and its Subsidiaries on a consolidated basis and (ii) minority Equity Interests in any non-wholly owned Subsidiaries of the Parent.

“Consolidated Revenue” means, for any period, the consolidated revenue of the Parent and its Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Consolidated Total Assets” means, at any date of determination, the total assets of the Parent and its Subsidiaries on a consolidated basis as of that date determined in accordance with GAAP.

“Consolidated Tangible Assets” means, at any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Consolidated Total Assets on that date less, without duplication: (i) the net book value of all licenses, patents, patent applications, copyrights, trademarks, trade or brand names, goodwill, non-compete agreements or organizational expenses and other like intangibles; (ii) unamortized issuance expenses related to Indebtedness; (iii) all reserves for depreciation, obsolescence, depletion and amortization of assets (excluding reserves for assets in clause (i) above); and (iv) all other proper reserves for assets which in accordance with GAAP should be provided in connection with the

Parent’s business; in each case, of or by the Parent and its Subsidiaries on a consolidated basis on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including without limitation, the provisions of the Senior Notes Indenture.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following:  (a) a Borrowing, (b) the acceptance of a Draft and purchase of a Bankers’ Acceptance and (c) an L/C Credit Extension.

“DBRS” means Dominion Bond Rating Services, and includes any successor rating agency to DBRS, and where reference is made herein to a rating category of DBRS, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Parent’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Parent has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Parent does not have any Debt Rating, Pricing Level 4 shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other jurisdictions applicable to the Parent or any Subsidiary from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, BA Acceptance Fees or Loans, an interest rate equal to (i) the Base Rate, U.S. Base Rate or Canadian Prime Rate, as applicable, plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans, as the case may be, plus (iii) 2% per annum; (b) when used with respect to a Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2% per annum and (c) when used with respect to Letter of Credit Fees or BA Acceptance Fees, a rate equal to the Applicable Rate or the Applicable BA Acceptance Fee Percentage, as applicable, plus 2.0% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative

Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.19(b).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.19(b).

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent or the L/C Issuers, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such currency.

“Draft” means a blank bill of exchange, within the meaning of the Bills of Exchange Act (Canada) or a bill, within the meaning of the Depository Bills and Notes Act (Canada), in each case on the form customarily approved by a BA Lender, drawn in Canadian Dollars by a Canadian Borrower on any BA Lender, and which, except as otherwise provided herein, has not been completed or accepted by such Lender.

“Drawing” means the simultaneous (i) acceptance of a Draft and purchase of Bankers’ Acceptances by BA Lenders in accordance with Section 2.17(a) and (ii) making of BA Equivalent Advances by Non-BA Lenders.

“Drawing Purchase Price” means, with respect to each Bankers’ Acceptance to be purchased by any Lender at any time, the amount (adjusted to the nearest whole cent, or, if there is no nearest whole cent, the next higher whole cent) obtained by dividing (i) the aggregate Face Amount of such Bankers’ Acceptance by (ii) the sum of (A) one and (B) the product of (1) the BA Discount Rate in effect at such time (expressed as a decimal) multiplied by (2) a fraction the numerator of which is the number of days in the term to maturity of such Bankers’ Acceptance and the denominator of which is 365 days.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the L/C Issuers and the Swing Line Lender under the applicable Revolving Credit Facility, and (iii) unless an Event of Default has occurred and is continuing, the Parent (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” (x) shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries and (y) in the case of the Canadian Revolving Credit Facility, except during the continuation of an Event of Default under Section 8.01(a), (b) (as the result of a breach of Section 7.11), (f) or (g), a Person that is not a Canadian Resident.

“Environmental Laws” means any and all federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous or toxic materials into the environment, including those related to hazardous substances or wastes, air emissions and effluent discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a U.S. Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a U.S. Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a U.S. Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), two Business

Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means (i) any Subsidiary of the Parent organized under the laws of a jurisdiction located outside of Canada or the United States to the extent that the entering into of a Guarantee in respect of the Senior Credit Facilities would give rise to material adverse tax consequences, be prohibited or significantly limited by applicable law (unless, notwithstanding such limitation, such Guarantee can be reasonably provided subject to applicable law) or where the costs associated therewith would exceed the reasonable benefits afforded to the Lenders thereby, in each case as reasonably determined by the Administrative Agent  and (ii) any Subsidiary that is not a Material Subsidiary; provided that all Excluded Subsidiaries excluded as a Subsidiary pursuant to this clause (ii) shall not represent, in the aggregate, more than 20% of Consolidated Tangible Assets or 20% of Consolidated Revenue, in each case determined as of the end of, or for, as the case may be, the Measurement Period most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) and Section 6.01(b) and the Parent shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries as Material Subsidiaries in order to comply with the terms of this proviso.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuers or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by such recipient’s overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or Canada or any similar tax imposed by any other jurisdiction in which such recipient is located; (c) with respect to each recipient, taxes that would not have been imposed but for the existence of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than solely as a result of entering into, making or receiving payments under, or enforcing this Agreement or any other Loan Document); and (d) taxes imposed, or any increase thereof, as a result of such recipient failing to comply with Section 3.01(e).

“Existing Credit Agreement” means that certain revolving credit agreement dated as of November 19, 2004, as amended, supplemented or otherwise modified in accordance with its terms, among the Parent, IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd. and IPSCO Steel (Alabama) Inc. as borrowers, The Toronto-Dominion Bank as agent, the financial institutions as bookmanagers and other agents party thereto and the lenders party thereto.

“Existing Letters of Credit” means the Letters of Credit listed on Schedule 1.01 and outstanding on the Closing Date.

“Extension Notice Date” has the meaning specified in Section 2.03(a)(iv).

“Face Amount” means, with respect to any Bankers’ Acceptance, the amount payable to the holder of such Bankers’ Acceptance on its then existing BA Maturity Date, and, with respect to any Notional Bankers’ Acceptance, means the theoretical amount that would be payable to the holder of such Notional Bankers’ Acceptance on its then existing maturity date.  The Face Amount of an outstanding Notional Bankers’ Acceptance shall mean an amount equal to the Face Amount of the Notional Bankers’ Acceptance in respect of which a particular outstanding BA Equivalent Advance was made.  References in this Agreement to outstanding Notional Bankers’ Acceptances shall be references to the outstanding BA Equivalent Advances made in respect of such Notional Bankers’ Acceptances.

“Facility” means the Term Facility, either Revolving Credit Facility, either Swing Line Facility or either Letter of Credit Facility, as the context may require.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter agreement, dated September 10, 2006, among the Parent, the Administrative Agent and the Arranger.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes; provided that a Canadian Revolving Credit Lender shall be a “Foreign Lender” if such Lender is not a Canadian Resident.  For purposes of this definition, (i) the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction and (ii) Canada and each province and territory thereof shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or Canada or any other nation, or of any political subdivision thereof, whether state, territorial, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, the Parent and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, in each case regulated pursuant to any Environmental Law.

“Income Tax Expense” means, on a consolidated basis, for the Parent and its Subsidiaries for any period, without duplication, the aggregate of all taxes paid or payable based on income, capital or business for such period.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts or other accrued obligations payable in the ordinary course of business);

(d)           all Attributable Indebtedness;

(e)           indebtedness (excluding prepaid interest thereon) of the type referred to in clauses (a) through (d) above secured by a Lien on property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(f)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes”means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, U.S. Base Rate Loan or Canadian Prime Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or, if available to all Lenders under the applicable Facility, one week, nine months or twelve months thereafter, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all of the assets of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Credit” means the amount of any dividends, distributions, returns of capital, repayments of loans or similar payments paid to any Loan Party during the term of this Agreement by any Person in which Investments may be made under Section 7.03(c) or (o).

“IPSCO U.S. Borrower” means IPSCO Finance GP, a general partnership organized under the laws of the State of Delaware.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and a Borrower (or any Subsidiary) or in favor an L/C Issuer and materially relating to such Letter of Credit.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means a U.S. L/C Advance and/or a Canadian L/C Advance, as the context may require.

“L/C Borrowing” means a U.S. L/C Borrowing and/or a Canadian L/C Borrowing, as the context may require.

“L/C Credit Extension” means a U.S. L/C Credit Extension and/or a Canadian L/C Credit Extension, as the context may require.

“L/C Issuer” means the U.S. L/C Issuer and/or the Canadian L/C Issuer, as the context may require.

“L/C Obligations” means U.S. L/C Obligations and/or Canadian L/C Obligations, as the context may require.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes each Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent.

“Letter of Credit” means a U.S. Letter of Credit and/or a Canadian Letter of Credit, as the context may require.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Commitment” means a U.S. Letter of Credit Commitment and/or a Canadian Letter of Credit Commitment, as the context may require.

“Letter of Credit Expiration Date” means the day that is five days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Facility” means, as to each Revolving Credit Facility, an amount equal to such Revolving Credit Facility.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) each Designated Borrower Request and Assumption Agreement, (c) each Note, (d) the Parent Guaranty, (e) the Subsidiary Guaranty; (f) the Fee Letter, (g) each Issuer Document, and (i) each Bankers’ Acceptance.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Marginal Restricted Payment Amount” means, as of any date, 50% (or 100%, in the case of losses) of cumulative Consolidated Net Income accruing from the first day of the first fiscal quarter of the Parent commencing after the Closing Date and ending on the last day of the fiscal quarter of the Parent most recently ended prior to such date, treated as one accounting period, plus Net Cash Proceeds received by the Parent from the issuance of common Equity Interests on or after the Closing Date; provided that, if the Marginal Restricted Payment Amount is a negative number, then the Marginal Restricted Payment Amount shall be deemed to be nil.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the aggregate ability of the Loan Parties to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents, taken as a whole.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the earlier of (i) the date that is five years and one Business Day following the Closing Date, (ii) the date of termination in whole of the Revolving Credit Commitments pursuant to Section 2.07 and (iii) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02 and (b) with respect to the Term Facility, the earlier of (i) the date that is five years and one Business Day following the Closing

Date and (ii) such other date as this Agreement provides for the termination of the Term Facility; provided, however, that, in the case of clause (a)(ii) above, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Material Subsidiary” means, at any time, (i) any Subsidiary of the Parent having Tangible Assets in excess of 5% of Consolidated Tangible Assets or having Revenue in excess of 5% of Consolidated Revenue, in each case determined as of the end of, or for, as the case may be, the Measurement Period most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) and Section 6.01(b), and (ii) any Subsidiary of the Parent designated by notice in writing given by the Parent to the Administrative Agent to be a “Material Subsidiary; provided that, any such Subsidiary so designated as a Material Subsidiary shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless otherwise agreed to by the Borrowers and the Administrative Agent.

“Maximum Increase Amount” means U.S. $500,000,000.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Parent; provided that for purposes of determining any applicable amount for the first three full fiscal quarters following the Closing Date, Measurement Period shall mean:  (a) for purposes of determining such amount as at the end of the first full fiscal quarter ending after the Closing Date, such amount for such fiscal quarter multiplied by four; (b) for purposes of determining such amount as at the end of the second full fiscal quarter ending after the Closing Date, such amount for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining such amount as at the end of the third full fiscal quarter ending after the Closing Date, such amount for the three fiscal quarters then ended multiplied by 4/3.

“Merger” has the meaning specified in the Preliminary Statements to this Agreement.

“Merger Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto, and where reference is made herein to a rating category of Moody’s, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, with respect to the sale or issuance of any Equity Interest by the Parent, the excess of (a) the sum of the cash and Cash Equivalents received in connection with such transaction over (b) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Parent in connection therewith.

“Non-BA Lender” means a Lender that is not permitted by applicable law or by customary market practices to stamp, for purposes of subsequent sale, or accept, a Bankers’ Acceptance.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice of Drawing” has the meaning specified in Section 2.17(a).

“Notional Bankers’ Acceptance” has the meaning specified in Section 2.17(a).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under or in respect of any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” shall mean, with respect to any Person, any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person in connection with any accounts or notes receivable securitization transaction.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, including without limitation, articles of continuance); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto that must be filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts; provided that, the Outstanding Amount with respect to BA Loans on any date, shall be the Dollar Equivalent amount of the aggregate Face Amount of all Bankers’ Acceptances and Notional Bankers’ Acceptances outstanding on such date and after giving effect to any other changes in the aggregate Face Amount of the Bankers’ Acceptances and Notional Bankers’ Acceptances as of such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Canadian Dollars, the rate of interest per annum at which overnight deposits in Canadian Dollars, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America (Canada Branch) in the Canadian interbank market for Canadian Dollars to major banks in such interbank market.

“Parent” means IPSCO Inc., a public Canadian corporation.

“Parent Guaranty” means the Guaranty made by the Parent under Article X in favor of the Administrative Agent, the L/C Issuers and the Lenders.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Parent as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice and/or a Notice of Drawing, as the context may require, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C

Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, Term Lenders holding more than 50% of the aggregate principal amount of the Term Loans outstanding on such date; provided that the Term Loans held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller, secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revaluation Date” means (a) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit denominated in a currency other than Dollars having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an L/C Issuer under any Letter of Credit denominated in a currency other than Dollars, and (iv) such additional dates as the Administrative Agent or the applicable L/C Issuer shall reasonably determine or the Required Lenders shall reasonably require and as to which, to the extent reasonably practicable, the Parent shall be given prior notice and (b) with respect to any other Credit Extension and Outstanding Amounts in a currency other than Dollars, such dates as the Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require and as to which, to the extent reasonably practicable, the Parent shall be given prior notice; provided that such dates pursuant to clauses (a)(iv) and (b) hereof shall be no more frequent than once in any month absent the continuation of an Event of Default.

“Revenue” means, for any period, the consolidated revenue of a Person and its Subsidiaries for such period determined in accordance with GAAP.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b) or Section 2.01(c) and, in the case of BA Loans, having the same BA Maturity Date.

“Revolving Credit Commitment” means a U.S. Revolving Credit Commitment and/or a Canadian Revolving Credit Commitment, as the context may require.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.15(a).

“Revolving Credit Facility” means the U.S. Revolving Credit Facility and/or the Canadian Revolving Credit Facility, as the context may require.

“Revolving Credit Lender” means any U.S. Revolving Credit Lender and/or any Canadian Revolving Credit Lender, as the context may require.

“Revolving Credit Loan” means a U.S. Revolving Credit Loan and/or a Canadian Revolving Credit Loan, as the context may require.

“Revolving Credit Note” means a promissory note made by a Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, in substantially the form of Exhibit C-2.

“Senior Credit Facilities” means, collectively, the Term Facility, the U.S. Revolving Credit Facility and the Canadian Revolving Credit Facility.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto, and where reference is made herein to a rating category of S&P, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means (i) the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB, as each of the foregoing may be amended and in effect on any applicable date under this Agreement and (ii) the Canadian Securities Laws.

“Senior Notes” means the 8 ¾% senior unsecured notes of the Parent due June 1, 2013 originally issued in an aggregate principal amount of $200,000,000.

“Senior Notes Indenture” means the indenture dated as of June 18, 2003 between the Parent, as issuer and Wells Fargo Bank Minnesota, N.A., as trustee with respect to the Senior Notes, as amended, supplemented or otherwise modified in accordance with its terms, and the first supplemental indenture with respect to the Notes, dated February 13, 2006, as amended, supplemented or otherwise modified in accordance with its terms, along with all other supplemental indentures thereto.

“SPC” has the meaning specified in Section 11.06(h).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Canadian Dollars.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantors” means, collectively, the Subsidiaries of the Parent listed on Schedule 5.12 that are required to execute the Subsidiary Guaranty and each other Subsidiary of the Parent that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.11.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent, the L/C Issuers and the Lenders, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a U.S. Swing Line Borrowing or a Canadian Swing Line Borrowing, as the context may require.

“Swing Line Facility” means the U.S. Swing Line Facility and/or the Canadian Swing Line Facility, as the context may require.

“Swing Line Lender” means a U.S. Swing Line Lender or a Canadian Swing Line Lender, as the context may require.

“Swing Line Loan” means a U.S. Swing Line Loan or a Canadian Swing Line Loan, as the context may require.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Sections 2.04.A(b) or 2.04.B(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) in the case of the U.S. Swing Line Facility, $20,000,000 and in the case of the Canadian Swing Line Facility, $20,000,000 and (b) the applicable Revolving Credit Facility.  Each Swing Line Sublimit is part of, and not in addition to, the applicable Revolving Credit Facility.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Assets” means, at any date of determination, for any Person, Total Assets on that date less, without duplication: (i) the net book value of all licenses, patents, patent applications, copyrights, trademarks, trade or brand names, goodwill, non-compete agreements or organizational expenses and other like intangibles; (ii) unamortized issuance expenses related to Indebtedness; (iii) all reserves for depreciation, obsolescence, depletion and amortization of assets (excluding reserves for assets in clause (i) above); and (iv) all other proper reserves for assets which in accordance with GAAP should be provided in connection with such Person’s business; in each case, of or by the Person and its Subsidiaries on a consolidated basis on such date.

“Target” has the meaning specified in the Preliminary Statements to this Agreement.

“Target Stock” means Equity Interests of the Target.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such

Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Increase” has the meaning specified in Section 2.16(a).

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by a Borrower in favor of a Term Lender evidencing Term Loans made by such Term Lender, in substantially the form of Exhibit C-1.

“Threshold Amount” means $50,000,000.

“Total Assets” means, at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis as of that date determined in accordance with GAAP.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, BA Loans, Swing Line Loans and L/C Obligations.

“Transaction” means, collectively, (a) the consummation of the Merger, (b) the entering into by the Loan Parties of the Loan Documents, (c) the refinancing of certain outstanding Indebtedness, including the refinancing or replacement of letters of credit, of the Parent and Target, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan, U.S. Base Rate Loan, Eurodollar Rate Loan, Canadian Prime Rate Loan or BA Loan.

“Unfunded Pension Liability” means the excess of a U.S. Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that U.S. Pension Plan’s assets, determined in accordance with the assumptions used for funding the U.S. Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unfunded Canadian Pension Liability” means the excess of a Canadian Pension Plan’s going concern liabilities over the value of that Canadian Pension Plan’s assets determined in accordance with the actuarial methods and assumptions consistent with the valuation last filed with the applicable Governmental Authority.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(i).

“U.S. Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day established from time to time by Bank of America (Canada Branch) as its “prime rate” for borrowings in Dollars made in Canada.  The “prime rate” is a rate set by Bank of America (Canada Branch) based upon various factors including Bank of America (Canada Branch)’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such established rate.  Any change in such rate established by Bank of America (Canada Branch) shall take effect at the opening of business on the day specified for such change.

“U.S. Base Rate Loan” means a Canadian Revolving Credit Loan that bears interest based on the U.S. Base Rate.

“U.S. Borrower” means a Borrower that is organized under the laws of a jurisdiction located within the United States.

“U.S. Dollar”, “Dollar” and “$” mean lawful money of the United States.

“U.S. L/C Advance” means, with respect to each U.S. Revolving Credit Lender, such Lender’s funding of its participation in any U.S. L/C Borrowing in accordance with its Applicable Percentage.

“U.S. L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“U.S. L/C Credit Extension” means, with respect to any U.S. Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“U.S. L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit under the U.S. Revolving Credit Facility, or any successor issuer of Letters of Credit hereunder; provided that, LaSalle Bank (or its successor, ABN AMRO Bank N.V.) shall be a U.S. L/C Issuer in respect of the Existing Letters of Credit issued by LaSalle Bank listed on Schedule 1.01; and provided further, that LaSalle Bank (or its successor, ABN AMRO Bank N.V.), in its capacity as a U.S. L/C Issuer, shall have no obligation hereunder to issue any new Letter of Credit or to extend or renew any Existing Letter of Credit under this Agreement, and all Letters of Credit (or related arrangements) issued by LaSalle Bank or any of its Affiliates for the account of the Borrowers hereunder shall be replaced with Letters of Credit issued hereunder no later than one year following the Closing Date.

“U.S. L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding U.S. Letters of Credit plus the aggregate of all Unreimbursed Amounts in respect of U.S. Letters of Credit, including all U.S. L/C Borrowings.  For purposes of computing the amount available to be drawn under any U.S. Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a U.S. Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“U.S. Letter of Credit” means any letter of credit issued under the U.S. Revolving Credit Facility and shall include the Existing Letters of Credit.  A U.S. Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“U.S. Letter of Credit Commitment” means the commitment of the U.S. L/C Issuer to issue Letters of Credit under the U.S. Revolving Credit Facility, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Letter of Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“U.S. Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“U.S. Revolving Credit Borrowing” means a borrowing consisting of simultaneous U.S. Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the U.S. Revolving Credit Lenders pursuant to Section 2.01(b).

“U.S. Revolving Credit Commitment” means, as to each U.S. Revolving Credit Lender, its obligation to (a) make U.S. Revolving Credit Loans to the U.S. Borrowers pursuant to Section 2.01(b), (b) purchase participations in U.S. L/C Obligations, and (c) purchase participations in U.S. Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “U.S. Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“U.S. Revolving Credit Facility” means, at any time, the aggregate amount of the U.S. Revolving Credit Lenders’ U.S. Revolving Credit Commitments at such time.

“U.S. Revolving Credit Lender” means, at any time, any Lender that has a U.S. Revolving Credit Commitment at such time.

“U.S. Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“U.S. Swing Line Borrowing” means a borrowing of a U.S. Swing Line Loan pursuant to Section 2.04.A.

“U.S. Swing Line Facility” means the revolving credit facility made available by the U.S. Swing Line Lender pursuant to Section 2.04.A.

“U.S. Swing Line Lender” means Bank of America in its capacity as provider of U.S. Swing Line Loans, or any successor swing line lender hereunder.

“U.S. Swing Line Loan” has the meaning specified in Section 2.04.A(a).

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06         Letter of Credit Amounts  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07         Exchange Rates; Currency Equivalents..  The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in currencies other than Dollars.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01         The Loans and Letters of Credit.  (a)  The Term Borrowing.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan in U.S. Dollars to the Borrowers on the Closing Date in an amount not to exceed such Term Lender’s Applicable Percentage of the Term Facility.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Facility.  Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.  Term Loans may be Base Rate Loans, U.S. Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)           The U.S. Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each U.S. Revolving Credit Lender severally agrees to make loans (each such loan, a “U.S. Revolving Credit Loan”) in U.S. Dollars to the U.S. Borrowers, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s U.S. Revolving Credit Commitment; provided that, after giving effect to any U.S. Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings at such time shall not exceed the U.S. Revolving Credit Facility at such time and (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such Lender’s U.S. Revolving Credit Commitment.  Within the limits of each U.S. Revolving Credit Lender’s U.S. Revolving Credit Commitment, and subject to the other terms and conditions hereof, the U.S. Borrowers may borrow under this Section 2.01(b), prepay under Section 2.06, and reborrow under this Section 2.01(b).  U.S. Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(c)           The Canadian Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Canadian Revolving Credit Lender severally agrees to make loans (each such loan, a “Canadian Revolving Credit Loan”) in U.S. Dollars and Canadian Dollars to the Canadian Borrowers, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Canadian Revolving Credit Commitment; provided that, after giving effect to any Canadian Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings at such time shall not exceed the U.S. Revolving Credit Facility at such time, (ii) the Total Revolving Credit Outstandings in respect of the Canadian Revolving Credit Facility at such time shall not exceed the Canadian Revolving Credit Facility at such time and (iii) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Lender’s Canadian Revolving Credit Commitment.  Within the limits of each Canadian Revolving Credit Lender’s Canadian Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Canadian Borrowers may borrow under this Section 2.01(c), prepay under Section 2.06, and reborrow under this Section 2.01(c).  Canadian Revolving Credit Loans may be (i) in the case of Canadian Revolving Credit Loans that are denominated in U.S. Dollars, U.S. Base Rate Loans or Eurodollar Rate Loans and (ii) in the case of Canadian Revolving Credit Loans that are denominated in Canadian Dollars, Canadian Prime Rate Loans or BA Loans, as further provided herein.

(d)  U.S. Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) each U.S. L/C Issuer under the U.S. Revolving Credit Facility agrees, in reliance upon the agreements of the U.S. Revolving Credit Lenders under the U.S. Revolving Credit Facility set forth in this Section 2.01(d), (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue letters of credit (the “U.S. Letters of Credit”) in U.S. Dollarsor such other currencies as any U.S. Borrower may request and which are reasonably available to the applicable U.S. L/C Issuer, for the account of the U.S. Borrowers or their respective Subsidiaries, and to amend or extend U.S. Letters of Credit previously issued by it, in accordance with Section 2.03(a), and (2) to honor drawings under the U.S. Letters of Credit issued by it; and (B) the U.S. Revolving Credit Lenders under the U.S. Revolving Credit Facility severally agree to participate in U.S. Letters of Credit issued under the U.S. Revolving Credit Facility for the account of the U.S. Borrowers and their respective Subsidiaries and any drawings thereunder; provided that after giving effect to any U.S. L/C Credit Extension with respect to any U.S. Letter of Credit, (x) the Total Revolving Credit Outstandings at such time shall not exceed the U.S. Revolving Credit Facility at such time and (y) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all U.S. L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all U.S. Swing Line Loans shall not exceed such Lender’s U.S. Revolving Credit Commitment.  Each request by a U.S. Borrower for the issuance or amendment of a U.S. Letter of Credit shall be deemed to be a representation by such U.S. Borrower that the U.S. L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, each U.S. Borrower’s ability to obtain U.S. Letters of Credit shall be fully revolving, and accordingly the U.S. Borrowers may, during the foregoing period, obtain U.S. Letters of Credit to replace U.S. Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit issued for the account of U.S. Borrowers or their Subsidiaries shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           No U.S. L/C Issuer shall issue any U.S. Letter of Credit if:

(A)          subject to Section 2.03(a)(iv), the expiry date of such requested U.S. Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested U.S. Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the U.S. Revolving Credit Lenders have approved such expiry date.

(iii)          No U.S. L/C Issuer shall be under any obligation to issue any U.S. Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such U.S. L/C Issuer from issuing such U.S. Letter of Credit, or any Law applicable to such U.S. L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such U.S. L/C Issuer shall prohibit, or request that such U.S. L/C Issuer refrain from, the issuance of letters of credit generally or such U.S. Letter of Credit in particular or shall impose upon such U.S. L/C Issuer with respect to such U.S. Letter of Credit any restriction, reserve or capital requirement (for which such U.S. L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such U.S. L/C Issuer is not otherwise compensated hereunder) and which such U.S. L/C Issuer in good faith deems material to it;

(B)           the issuance of such U.S. Letter of Credit would violate one or more policies of such U.S. L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and such L/C Issuer, such U.S. Letter of Credit is in an initial stated amount of less than $25,000;

(D)          such L/C Issuer does not as of the issuance date of such requested U.S. Letter of Credit issue letters of credit in the requested currency;

(F)           such U.S. Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)           a default of any U.S. Revolving Credit Lender’s obligations to fund under Section 2.03(b) exists or any U.S. Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless such issuance is consented to by such L/C Issuer; provided that, if such L/C Issuer does not provide such consent, then the applicable Borrower may replace such Defaulting Lender in accordance with Section 11.13.

(iv)          No U.S. L/C Issuer shall amend any U.S. Letter of Credit if such L/C Issuer would not be permitted at such time to issue such U.S. Letter of Credit in its amended form under the terms hereof.
(v)           No U.S. L/C Issuer shall be under any obligation to amend any U.S. Letter of Credit if such U.S. L/C Issuer would have no obligation at such time to issue such U.S. Letter of Credit in its amended form under the terms hereof.

(vi)          Each U.S. L/C Issuer under the U.S. Revolving Credit Facility shall act on behalf of the U.S. Revolving Credit Lenders under such U.S. Revolving Credit Facility with respect to any U.S. Letters of Credit issued by it thereunder and the documents associated therewith, and each such U.S. L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such U.S. L/C Issuer in connection with U.S. Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such U.S. Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such U.S. L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such U.S. L/C Issuer.

(e)  Canadian Letter of Credit Commitment.  (i)  Subject to the terms and conditions set forth herein, (A) each Canadian L/C Issuer under the Canadian Revolving Credit Facility agrees, in reliance upon the agreements of the Canadian Revolving Credit Lenders under the Canadian Revolving Credit Facility set forth in this Section 2.01(e), (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue letters of credit (the “Canadian Letters of Credit”) in U.S. Dollars, Canadian Dollarsor such other currencies as any Canadian Borrower may request and which are reasonably available to the applicable Canadian L/C Issuer, for the account of the Canadian Borrowers or their respective Subsidiaries, and to amend or extend Canadian Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Canadian Letters of Credit issued by it; and (B) the Canadian Revolving Credit Lenders under the Canadian Revolving Credit Facility severally agree to participate in Canadian Letters of Credit issued under the Canadian Revolving Credit Facility for the account of the Canadian Borrowers and their respective Subsidiaries and any drawings thereunder; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (w) the Total Revolving Credit Outstandings at such time shall not exceed the U.S. Revolving Credit Facility, (x) the Total Revolving Credit Outstandings in respect of the Canadian Revolving Credit Facility at such time shall not exceed the Canadian Revolving Credit Facility and (y) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Canadian Swing Line Loans shall not exceed such Lender’s Canadian Revolving Credit Commitment.  Each request by a Canadian Borrower for the issuance or amendment of a Canadian Letter of Credit shall be deemed to be a representation by such Borrower that the Canadian L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, each Canadian Borrower’s ability to obtain Canadian Letters of Credit shall be fully revolving, and accordingly the Canadian Borrowers may, during the foregoing period, obtain Canadian Letters of Credit to replace Canadian Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit issued for the account of Canadian Borrowers or their Subsidiaries shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           No Canadian L/C Issuer shall issue any Canadian Letter of Credit if:

(A)          subject to Section 2.03(a)(iv), the expiry date of such requested Canadian Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)           the expiry date of such requested Canadian Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii)          No Canadian L/C Issuer shall be under any obligation to issue any Canadian Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Canadian L/C Issuer from issuing such Canadian Letter of Credit, or any Law applicable to such Canadian L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Canadian L/C Issuer shall prohibit, or request that such Canadian L/C Issuer refrain from, the issuance of letters of credit generally or such Canadian Letter of Credit in particular or shall impose upon such Canadian L/C Issuer with respect to such Canadian Letter of Credit any restriction, reserve or capital requirement (for which such Canadian L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Canadian L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such Canadian L/C Issuer is not otherwise compensated hereunder) and which such Canadian L/C Issuer in good faith deems material to it;

(B)           the issuance of such Canadian Letter of Credit would violate one or more policies of such Canadian L/C Issuer applicable to letters of credit generally;

(C)           except as otherwise agreed by the Administrative Agent and such Canadian L/C Issuer, such Canadian Letter of Credit is in an initial stated amount of less than $25,000;

(D)          such Canadian L/C Issuer does not as of the issuance date of such requested Canadian Letter of Credit issue letters of credit in the requested currency;

(F)           such Canadian Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)           a default of any Lender’s obligations to fund under Section 2.03(b) exists or any Lender is at such time a Defaulting Lender hereunder, unless such issuance is consented to by such L/C Issuer; provided that, if such L/C Issuer does not provide such consent, then the applicable Borrower may replace such Defaulting Lender in accordance with Section 11.13.

(iv)          No Canadian L/C Issuer shall amend any Canadian Letter of Credit if such Canadian L/C Issuer would not be permitted at such time to issue such Canadian Letter of Credit in its amended form under the terms hereof.
(v)           No Canadian L/C Issuer shall be under any obligation to amend any Canadian Letter of Credit if such Canadian L/C Issuer would have no obligation at such time to issue such Canadian Letter of Credit in its amended form under the terms hereof.
(vi)          Each Canadian L/C Issuer under the Canadian Revolving Credit Facility shall act on behalf of the Canadian Revolving Credit Lenders under the Canadian Revolving Credit Facility with respect to any Canadian Letters of Credit issued by it thereunder and the documents associated therewith, and each such Canadian L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Canadian L/C Issuer in connection with Canadian Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Canadian

Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such Canadian L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Canadian L/C Issuer.

2.02         Borrowings, Conversions and Continuations of Loans.  (a)  Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than the Applicable Time (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, in respect of the Term Facility and the U.S. Revolving Credit Facility, or U.S. Base Rate Loan, in the case of the Canadian Revolving Credit Facility, and (ii) on the requested date of any Borrowing of Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans; provided, however, that if a Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than the Applicable Time four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than the Applicable Time, three Business Days before the date of such Borrowing, conversion or continuation requested pursuant to the immediately preceding proviso, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof (or such lesser amount to the extent representing the remaining Outstanding Amount under the Term Facility).  Except as provided in Sections 2.03(b), 2.04.A(c) and 2.04.B(c), each Borrowing of or conversion to Base Rate Loans or U.S. Base Rate Loans or Borrowing of Canadian Prime Rate Loans shall be in a principal amount of $500,000 or C$500,000, as applicable, or a whole multiple of $100,000 or C$100,000, as applicable, in excess thereof (or such lesser amount to the extent representing the remaining Outstanding Amount under the Term Facility).  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Borrowing, and (vii) if applicable, the Designated Borrower.  If the Borrower fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Loans so requested shall be made in U.S. Dollars unless Canadian Prime Rate Loans are specified, in which case the Loans shall be made in Canadian Dollars.  If a Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation in respect of a Loan other than a Eurodollar Rate Loan or Bankers’ Acceptance or BA Equivalent Loan, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans, in the case of Term Loans or U.S. Revolving Credit Loans, or U.S. Base Rate Loans or, if Canadian currency has been specified, Canadian Prime Rate Loans, in the case of Canadian Revolving Credit Loans.  If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, or if the Borrower fails to give timely notice requesting a conversion or continuation of an outstanding Eurodollar Rate Loan, such Eurodollar Rate

Loan shall be made as, or will be continued as, a Eurodollar Rate Loan with an Interest Period of one month.  Notwithstanding anything to the contrary herein, a Swing Line Loan shall only be a Base Rate Loan, in the case of U.S. Swing Line Loans, or a U.S. Base Rate Loan, in the case of Canadian Swing Line Loans, and may not be converted to a Eurodollar Rate Loan.  No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage under the applicable Facility of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or U.S. Base Rate Loans or Canadian Prime Rate Loans or continuation as a Eurodollar Rate Loan having an Interest Period of one month, as the case may be, described in Section 2.02(a).  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. (New York time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by a Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default under Section 8.01(a), (f) or (g), no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the applicable Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans are outstanding, the Administrative Agent shall notify the applicable Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate, the U.S. Base Rate or the Canadian Prime Rate, as applicable, promptly following such change.

(e)           After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Term Facility.  After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than 20 Interest Periods in effect in respect of the U.S. Revolving Credit Facility and 10 BA Maturity Dates and 10 Interest Periods in effect in respect of the Canadian Revolving Credit Facility.

(f)            Anything in this Section 2.02 to the contrary notwithstanding, the applicable Borrower may on any Business Day, upon notice given to the Administrative Agent not later than the Applicable Time on a Business Day at least two Business Days prior to the date of the proposed conversion and subject to the provisions of Sections 2.17 or 2.18, convert all or any portion of the Canadian Prime Rate Loans comprising part of the same Borrowing to Drawings in accordance with Section 2.17(a) hereof; provided, however, that any conversion of Bankers’ Acceptances or BA Equivalent Advances shall be made in accordance with Section 2.18 and shall be converted only to Canadian Prime Rate Loans.  Each notice by a Borrower pursuant to this Section 2.02(f) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Drawing, appropriately completed and signed by a Responsible Officer of such Borrower, and shall specify (A) the date of such conversion, (B) the Canadian Prime Rate Loans to be converted, (C) if less than all of the Canadian Prime Rate Loans comprising part of any Borrowing are to be converted, the aggregate amount of Canadian Prime Rate Loans to be so converted and (D) the initial term to maturity of the Bankers’ Acceptances or BA Equivalent Advances (which shall comply with the definition of “Maturity Date” in Section 1.01); provided further, that if the Face Amount of a Bankers’ Acceptances and Notional Bankers’ Acceptances to be created and purchased by any Lender is not C$100,000, or an integral multiple thereof, such Face Amount shall be increased or reduced by the Administrative Agent in its sole discretion to the nearest integral multiple of C$100,000.  Each notice of conversion under this Section 2.02(f) shall be irrevocable and binding on the applicable Borrower.

(g)           To the extent of any inconsistency between the provisions of Section 2.02(f) and Section 2.18 as regards the conversion of Bankers’ Acceptances and BA Equivalent Advances, the provisions of Section 2.18 shall apply.

2.03         Letters of Credit. Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.  (a)  (i)  Each Letter of Credit shall be issued or amended, as the case may be, in the case of a proposed Letter of Credit to be issued under the U.S. Revolving Credit Facility, upon the request of a U.S. Borrower delivered to a U.S. L/C Issuer (with a copy to the Administrative Agent), or, in the case of a proposed Letter of Credit to be issued under the Canadian Revolving Credit Facility, upon the request of a Canadian Borrower delivered to a Canadian L/C Issuer (with a copy to the Administrative Agent), in each case in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than the Applicable Time at least two Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other information as such L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other information as such L/C Issuer may reasonably require.  Additionally, the applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)           Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the applicable L/C

Issuer has received written notice from any Lender under the applicable Revolving Credit Facility, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.

(iii)          Immediately upon the issuance of each Letter of Credit under the U.S. Revolving Credit Facility, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.  Immediately upon the issuance of each Letter of Credit under the Canadian Revolving Credit Facility, each Canadian Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iv)          If a Borrower so requests in any applicable Letter of Credit Application, each L/C Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, a Borrower shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders under the applicable Revolving Credit Facility shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Sections 2.01(a) or (e) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Extension Notice Date from the Administrative Agent, any Lender under the applicable Revolving Credit Facility or a Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(b)           Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof.  If the applicable L/C Issuer shall make any payment in respect of a Letter of Credit, the applicable Borrower shall reimburse such payment through the Administrative Agent by paying to the Administrative Agent an amount equal to such payment and in the applicable currency not later than 2:00 p.m. (New York time) on the date that such payment is made, if the applicable Borrower shall have received notice of such payment prior to 10:00 a.m. (New York time) on such date, or, if such notice has not been received by the applicable Borrower prior to such time, on the Business Day immediately following the day that the applicable Borrower receives such notice (any such date on which the applicable Borrower is required to so reimburse, a “Reimbursement Date”) (subject to the accrual of interest in respect thereof at the Base Rate or the Canadian Prime Rate, as applicable, plus, in each case, the Applicable Rate), unless in each case the applicable Borrower shall be deemed to have requested a Borrowing in accordance with this Section 2.03(b)(i).  In the case of a Letter of Credit denominated in a currency other than Dollars, the applicable Borrower shall reimburse the L/C Issuer in such currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a currency other than Dollars, the L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  If such Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender under the applicable Revolving Credit Facility of the Reimbursement Date, the amount and currency of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Revolving Credit Percentage thereof.  In such event, such Borrower shall be deemed to have requested a Borrowing under the applicable Revolving Credit Facility of, in the case of Letters of Credit denominated in a currency other than Canadian Dollars, Base Rate Loans or U.S. Base Rate Loans, as applicable, or, in the case of Letters of Credit denominated in Canadian Dollars, Canadian Prime Rate Loans, to be disbursed on the Reimbursement Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans, as applicable, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(b)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender under each Revolving Credit Facility shall upon any notice pursuant to Section 2.03(b)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 3:00 p.m. (New York time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(iii), each applicable Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan, U.S. Base Rate Loan or Canadian Prime Rate Loan, as applicable, to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.
(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans, as applicable, because the conditions set forth in Section 4.02 cannot be satisfied, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each applicable Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(b)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.
(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of a Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of an L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(b)(vi) shall be conclusive absent manifest error.

(c)           Repayment of Participations.  (i)  At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(b)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender under the applicable Revolving Credit Facility shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)           Obligations Absolute.  The obligation of the applicable Borrowers to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)           the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)          any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)           any adverse change in the relevant exchange rates or in the availability of U.S. Dollars or Canadian Dollars to the Parent or any Subsidiary or in the relevant currency markets generally; or
(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Parent or any of its Subsidiaries.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify the applicable L/C Issuer.  Such Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e)           Role of L/C Issuer.  Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)            Cash Collateral.  (i) Upon the request of the Administrative Agent, (A) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations; (ii) the Administrative Agent may, upon any Revaluation Date after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations up to the amount by which the then Outstanding Amount of all L/C Obligations exceeds such Cash Collateral; and (iii) Sections 2.06(c) and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.06(c) and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders under each Revolving Credit Facility, as collateral for the L/C Obligations or Bankers’ Acceptances under such Revolving Credit Facility, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers under such Revolving Credit Facility (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders under the applicable Revolving Credit Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America (or, in the case of the Canadian Revolving Credit Facility, Bank of America (Canada Branch)) or, if requested by the applicable Borrower, invested in Cash Equivalents to the extent reasonably available to the Administrative Agent.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate amount required under clauses (i) or (ii) above, the applicable Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate amount required under clauses (i) or (ii) above over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable law, to reimburse the applicable L/C Issuer.  To the extent that, on any

Revaluation Date, Cash Collateral provided pursuant to clause (ii) above exceeds the then Outstanding Amount of all L/C Obligations, then such excess shall be returned (together with any earnings thereon) to the applicable Borrower within three Business Days.  Any Cash Collateral remaining after the Outstanding Amount of all L/C Obligations have been reduced to zero, or as otherwise specified in Section 2.06(c), shall be returned to the applicable Borrower.

(g)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

(h)           Letter of Credit Fees.  The applicable Borrowers under each Revolving Credit Facility shall pay to the Administrative Agent for the account of each Lender under such Revolving Credit Facility in accordance with its Applicable Revolving Credit Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided that, such portion of the Letter of Credit Fee that is attributable to Letters of Credit denominated in Canadian Dollars may be calculated and payable in Canadian Dollars.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default under Section 8.01(a), (f) or (g) exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Each Borrower that has requested a Letter of Credit shall pay directly to the L/C Issuer issuing such Letter of Credit for its own account a fronting fee, (i) with respect to each commercial Letter of Credit, at the rate specified in the Fee Letter, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Parent and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand; provided that, in respect of clauses (i)-(iii) above, such portion of such fronting fee that is attributable to Letters of Credit denominated in Canadian Dollars may be calculated and payable in Canadian Dollars.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, such Borrower shall pay directly to such L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)            Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, each Borrower requesting such a Letter of Credit shall be obligated to reimburse each applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04.A     U.S. Swing Line Loans

(a)  The U.S. Swing Line Facility.  Subject to the terms and conditions set forth herein, the U.S. Swing Line Lender agrees, in reliance upon the agreements of the U.S. Revolving Credit Lenders set forth in this Section 2.04.A, to make loans (each such loan, a “U.S. Swing Line Loan”) in U.S. Dollars, to the U.S. Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the U.S. Revolving Credit Facility at such time and (ii) the aggregate Outstanding Amount of the U.S. Revolving Credit Loans of any U.S. Revolving Credit Lender at such time, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all U.S. L/C Obligations at such time, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all U.S. Swing Line Loans at such time shall not exceed such Lender’s U.S. Revolving Credit Commitment; and provided further that the Borrowers shall not use the proceeds of any U.S. Swing Line Loan to refinance any outstanding U.S. Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the U.S. Borrowers may borrow under this Section 2.04.A, prepay under Section 2.06, and reborrow under this Section 2.04.A.  Each U.S. Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a U.S. Swing Line Loan, each U.S. Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the U.S. Swing Line Lender a risk participation in such U.S. Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such U.S. Swing Line Loan.

(b)           Borrowing Procedures.  Each U.S. Swing Line Borrowing shall be made upon a U.S. Borrower’s irrevocable notice to the U.S. Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the U.S. Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (New York time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the U.S. Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Promptly after receipt by the U.S. Swing Line Lender of any telephonic Swing Line Loan Notice, the U.S. Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the U.S. Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the U.S. Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any U.S. Revolving Credit Lender) prior to 2:00 p.m. (New York time)

on the date of the proposed U.S. Swing Line Borrowing (A) directing the U.S. Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04.A(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the U.S. Swing Line Lender will, not later than 3:00 p.m. (New York time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the U.S. Swing Line Lender (or such other account as shall be specified by such Borrower to the U.S. Swing Line Lender) in immediately available funds.

(c)           Refinancing of Swing Line Loans.  (i)  The U.S. Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the U.S. Swing Line Lender to so request on its behalf), that each U.S. Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of U.S. Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the U.S. Revolving Credit Facility and the conditions set forth in Section 4.02.  The U.S. Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each U.S. Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the U.S. Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04.A(c)(ii), each U.S. Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the U.S. Swing Line Lender.

(ii)           If for any reason any U.S. Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04.A(c)(i), the request for Base Rate Loans, submitted by the U.S. Swing Line Lender as set forth herein shall be deemed to be a request by the U.S. Swing Line Lender that each of the U.S. Revolving Credit Lenders fund its risk participation in the relevant U.S. Swing Line Loan and each U.S. Revolving Credit Lender’s payment to the Administrative Agent for the account of the U.S. Swing Line Lender pursuant to Section 2.04.A(c)(i) shall be deemed payment in respect of such participation.
(iii)          If any U.S. Revolving Credit Lender fails to make available to the Administrative Agent for the account of the U.S. Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04.A(c) by the time specified in Section 2.04.A(c)(i), the U.S. Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the U.S. Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the U.S. Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant U.S. Swing Line Loan, as the case may be.  A certificate of the U.S. Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans or to purchase and fund risk participations in U.S. Swing Line Loans pursuant to this Section 2.04.A(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the U.S. Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each U.S. Revolving Credit Lender’s obligation to make U.S. Revolving Credit Loans pursuant to this Section 2.04.A(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of any U.S. Borrower to repay U.S. Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.  (i)  At any time after any U.S. Revolving Credit Lender has purchased and funded a risk participation in a U.S. Swing Line Loan, if the U.S. Swing Line Lender receives any payment on account of such U.S. Swing Line Loan, the U.S. Swing Line Lender will distribute to such U.S. Revolving Credit Lender its Applicable Revolving Credit Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the U.S. Swing Line Lender.

(ii)           If any payment received by the U.S. Swing Line Lender in respect of principal or interest on any U.S. Swing Line Loan is required to be returned by the U.S. Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the U.S. Swing Line Lender in its discretion), each U.S. Revolving Credit Lender shall pay to the U.S. Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate  The Administrative Agent will make such demand upon the request of the U.S. Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of U.S. Swing Line Lender.  The U.S. Swing Line Lender shall be responsible for invoicing the applicable U.S. Borrower for interest on the U.S. Swing Line Loans.  Until each U.S. Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04.A to refinance such U.S. Revolving Credit Lender’s Applicable Revolving Credit Percentage of any U.S. Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the U.S. Swing Line Lender.

(f)            Payments Directly to U.S. Swing Line Lender.  The U.S. Borrowers shall make all payments of principal and interest in respect of the U.S. Swing Line Loans directly to the U.S. Swing Line Lender.

2.04.B     Canadian Swing Line Loans

(a)           The Canadian Swing Line.  Subject to the terms and conditions set forth herein, the Canadian Swing Line Lender agrees, in reliance upon the agreements of the Canadian Revolving Credit Lenders set forth in this Section 2.04.B, to make loans (each such loan, a “Canadian Swing Line Loan”) in U.S. Dollars and Canadian Dollars, to the Canadian Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Canadian Swing Line Lender, may exceed the amount of such Canadian Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Canadian Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the U.S. Revolving Credit Facility, (ii) the Total Revolving Credit Outstandings in respect of the Canadian Revolving Credit Facility at such time shall not exceed the Canadian Revolving Credit Facility and (iii) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender at such time, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Canadian L/C Obligations at such time, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Canadian Swing Line Loans at such time shall not exceed such Lender’s Canadian Revolving Credit Commitment, and provided further that the Canadian Borrowers shall not use the proceeds of any Canadian Swing Line Loan to refinance any outstanding Canadian Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Canadian Borrowers may borrow under this Section 2.04.B, prepay under Section 2.06, and reborrow under this Section 2.04.B.  Each Canadian Swing Line Loan shall be (i) in the case of a Canadian Swing Line Loan that is denominated in U.S. Dollars, a U.S. Base Rate Loan or (ii) in the case of a Canadian Swing Line Loan that is denominated in Canadian Dollars, a Canadian Prime Rate Loan.  Immediately upon the making of a Canadian Swing Line Loan, each Canadian Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Canadian Swing Line Lender a risk participation in such Canadian Swing Line Loan in an amount equal to the product of such Canadian Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Canadian Swing Line Loan.

(b)           Borrowing Procedures.  Each Canadian Swing Line Borrowing shall be made upon a Canadian Borrower’s irrevocable notice to the Canadian Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Canadian Swing Line Lender and the Administrative Agent not later than 1:00 p.m. (New York time) on the requested borrowing date, and shall specify (i) the amount (and currency) to be borrowed, which shall be a minimum of $100,000 or C$100,000, as applicable, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Canadian Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the applicable Borrower.  Promptly after receipt by the Canadian Swing Line Lender of any telephonic Swing Line Loan Notice, the Canadian Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Canadian Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Canadian Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Canadian Revolving Credit Lender) prior to 2:00 p.m. (New York time) on the date of the proposed Canadian Swing Line Borrowing (A) directing the Canadian Swing Line Lender not to make such Canadian Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04.B(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Canadian Swing Line Lender will, not later than 3:00 p.m. (New York time) on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Canadian Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Canadian Swing Line Lender (or such other account as shall be specified by such Borrower to the Canadian Swing Line Lender) in immediately available funds.

(c)           Refinancing of Swing Line Loans.  (i)  The Canadian Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Canadian Swing Line Lender to so request on its behalf), that each Canadian Revolving Credit Lender make (x) in the case of Canadian Swing Line Loans that are denominated in U.S. Dollars, a U.S. Base Rate Loan or (y) in the case of Canadian Swing Line Loans that are denominated in Canadian Dollars, a Canadian Prime Rate Loan, in each case in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Canadian Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of U.S. Base Rate Loans or Canadian Prime Rate Loans, as applicable, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02.  The Canadian Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Canadian Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Canadian Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04.B(c)(ii), each Canadian Revolving Credit Lender that so makes funds available shall be deemed to have made a U.S. Base Rate Loan or Canadian Prime Rate Loan, as applicable, to the applicable Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Canadian Swing Line Lender.

(ii)           If for any reason any Canadian Swing Line Loan cannot be refinanced by such a Revolving Credit  Borrowing in accordance with Section 2.04.B(c)(i), the request for U.S. Base Rate Loans or Canadian Prime Rate Loans, as applicable, submitted by the Canadian Swing Line Lender as set forth herein shall be deemed to be a request by the Canadian Swing Line Lender that each of the Canadian Revolving Credit Lenders fund its risk participation in the relevant Canadian Swing Line Loan and each Canadian Revolving Credit Lender’s payment to the Administrative Agent for the account of the Canadian Swing Line Lender pursuant to Section 2.04.B(c)(i) shall be deemed payment in respect of such participation.
(iii)          If any Canadian Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Canadian Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04.B(c) by the time specified in Section 2.04.B(c)(i), the Canadian Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Canadian Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Canadian Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Canadian Swing Line Loan, as the case may be.  A certificate of the Canadian Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)          Each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Loans or to purchase and fund risk participations in Canadian Swing Line Loans pursuant to this Section 2.04.B(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Canadian Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Canadian Revolving Credit Lender’s obligation to make Canadian Revolving Credit Loans pursuant to this Section 2.04.B(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of any Canadian Borrower to repay Canadian Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.  (i)  At any time after any Canadian Revolving Credit Lender has purchased and funded a risk participation in a Canadian Swing Line Loan, if the Canadian Swing Line Lender receives any payment on account of such Canadian Swing Line Loan, the Canadian Swing Line Lender will distribute to such Canadian Revolving Credit Lender its Applicable Revolving Credit Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Canadian Swing Line Lender.

(ii)           If any payment received by the Canadian Swing Line Lender in respect of principal or interest on any Canadian Swing Line Loan is required to be returned by the Canadian Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Canadian Swing Line Lender in its discretion), each Canadian Revolving Credit Lender shall pay to the Canadian Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate  The Administrative Agent will make such demand upon the request of the Canadian Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Canadian Swing Line Lender.  The Canadian Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Canadian Swing Line Loans.  Until each Canadian Revolving Credit Lender funds its U.S. Base Rate Loan or Canadian Prime Rate Loan, as applicable, or risk participation pursuant to this Section 2.04.B to refinance such Canadian Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Canadian Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Canadian Swing Line Lender.

(f)            Payments Directly to Canadian Swing Line Lender.  The Canadian Borrowers shall make all payments of principal and interest in respect of the Canadian Swing Line Loans directly to the Canadian Swing Line Lender.

2.05         BA Loans  Each Revolving Credit Lender severally agrees on the terms and conditions hereinafter set forth, (a) in the case of each BA Lender, to accept Drafts (each such Draft so accepted, a “Bankers’ Acceptance”) in Canadian Dollars for the account of the applicable Borrower, and to purchase such Bankers’ Acceptances and (b) in the case of Non-BA Lenders, to make BA Equivalent Advances in Canadian Dollars for the account of the applicable Borrower, from time to time on any Business Day from the Closing Date until the Maturity Date.  Each Drawing shall be in an aggregate amount of C$2,500,000 or an integral multiple of C$100,000 in excess thereof (or such lesser amount to the extent representing the remaining Outstanding Amount under the Canadian Revolving Credit Facility) and shall consist of the creation and purchase of Bankers’ Acceptances and the making of BA Equivalent Advances at or about the same time by the Lenders ratably in accordance with each Lender’s Applicable Revolving Credit Percentage.  Within the limits referred to above in this Section 2.05, the Borrowers may borrow under this Section 2.05, prepay pursuant to Section 2.06 and reborrow under this Section 2.05.

2.06         Prepayments.  (a)  Each Borrower may, upon notice from such Borrower or the Parent to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than the Applicable Time (1) three Business Days prior to any date of prepayment of

Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans shall be in a principal amount of $500,000 or C$500,000, as applicable, or a whole multiple of $100,000 or C$100,000, as applicable, in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding and (D) Bankers’ Acceptances may not be prepaid prior to their respective BA Maturity Dates but may be Cash Collateralized prior to their respective BA Maturity Dates.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility).  If such notice is given, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, in connection with a prepayment of the Facilities in whole, such notice may state that such prepayment may be conditioned upon the occurrence or non-occurrence of any event specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the outstanding Term Loans pursuant to this Section 2.06(a) shall be applied to the principal repayment installments thereof in direct order of maturity, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b)           Each Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 2:00 p.m. (New York time) on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or C$100,000, as applicable.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If the Administrative Agent notifies the Borrowers on any Revaluation Date that the Total Outstandings at such time exceed an amount equal to 105% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans (other than Bankers’ Acceptances) and/or Cash Collateralize the L/C Obligations and Bankers’ Acceptances in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(f)(ii), the Borrowers shall not be required to Cash Collateralize the L/C Obligations and Bankers’ Acceptances pursuant to this Section 2.06(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.  The Administrative Agent may, upon any Revaluation Date after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations up to the amount by which the then Outstanding Amount of all L/C Obligations and Bankers’ Acceptances exceeds such Cash Collateral; provided that, to the extent that, on any Revaluation Date, Cash Collateral provided pursuant to this Section 2.06(c) exceeds 105% of the then Outstanding Amount of all L/C Obligations, then such excess shall be returned (together with any earnings thereon) to the applicable Borrower within three Business Days.

(d)           If the Administrative Agent notifies the Parent on any Revaluation Date that the Outstanding Amount of all Loans in respect of Canadian Borrowers at such time exceeds an amount equal to 105% of the Canadian Revolving Credit Facility then in effect, then, within two Business Days after receipt of such notice, the Canadian Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Canadian Revolving Credit Facility then in effect.

(e)           Each Canadian Borrower may prepay the amount of any Drawing under the Revolving Credit Facility by Cash Collateralizing the Face Amount of such Drawing to be held by the Administrative Agent in an interest bearing account on behalf of the applicable Lenders and irrevocably authorizing and directing the Administrative Agent to apply such amount on the applicable BA Maturity Date for such Drawing to the repayment of the applicable BA Loan, after which such Canadian Borrower shall have no further obligation in respect of such Drawing.  Title to the funds held in such account shall pass to the Administrative Agent (for and on behalf of the applicable Lenders) on the date of deposit of such funds with the Administrative Agent and each Borrower hereby acknowledges and agrees that it shall have no legal or beneficial interest in such funds after the date of deposit of such funds in such account.  Interest on amounts held on deposit by the Administrative Agent (at such rate as determined by the Administrative Agent, acting reasonably) shall be paid to the applicable Borrower on the BA Maturity Date for the applicable Drawing.

2.07         Termination or Reduction of Commitments.  (a)  Optional.  The Parent may, upon notice to the Administrative Agent, terminate, in whole or in part, the unused portions of the Revolving Credit Commitments or from time to time permanently reduce the unused portions of the Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than the Applicable Time five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Parent shall not terminate or reduce the unused portions of the Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the U.S. Revolving Credit Facility, (iv) if, after giving effect to any reduction of the unused portions of the Revolving Credit Commitments, the Canadian Revolving Credit Facility or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Facility or Sublimit shall be automatically reduced by the amount of such excess and (v) in connection with a termination of the Revolving Credit Facility in whole, such notice may state that such termination may be conditioned upon the occurrence or non-occurrence of any event specified therein.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of such Commitments.  The amount of any such Commitment reduction shall not be applied to the Canadian Revolving Credit Facility unless otherwise specified by the Parent.  Any reduction of the unused portions of the Revolving Credit Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of any Commitments shall be paid on the effective date of such termination.

(b)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused Revolving Credit Commitment under this Section 2.07.  Upon any reduction of the unused Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount.  All fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.08         Repayment of Loans.  (a)  Term Loans.  Each Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders the Outstanding Amount of all Term Loans made to such Borrower in quarterly installments payable on the last Business Day of March, June, September and December, commencing on March 31, 2007 in an amount equal to (i) on each such date occurring on or prior to the fourth year and nine month anniversary of the Closing Date, 1.25% of the initial principal amount of the Term Loans and (ii) the remaining amount payable in full on the Maturity

Date and in any event shall be in an amount equal to the Outstanding Amount of all Term Loans on such date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06).

(b)           Revolving Credit Loans.  Each Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the then Outstanding Amount of all Revolving Credit Loans (subject to, in the case of BA Loans, earlier repayment on the applicable BA Maturity Date for Bankers’ Acceptances as provided herein) made to such Borrower.

(c)           Swing Line Loans.  Each Borrower shall repay each Swing Line Loan made to such Borrower on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.09         Interest.  (a)  Subject to the provisions of Section 2.09(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; (iii) each U.S. Base Rate Loan under the Canadian Revolving Credit Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the U.S. Base Rate plus the Applicable Rate for such Facility; (iv) each Canadian Prime Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate for such Facility and (v) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, U.S. Base Rate or Canadian Prime Rate, as applicable, in each case plus the Applicable Rate for the Revolving Credit Facility.  The BA Discount Rate and BA Acceptance Fee for each BA Loan under the Canadian Revolving Credit Facility shall be determined in accordance with the provisions of Section 2.18.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the occurrence and during the continuance of a Default under Section 8.01(f) or (g), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(e)           Interest Act (Canada).  With respect to Loans made to a Canadian Borrower, whenever a rate of interest hereunder is calculated on the basis of a period of time other than a calendar year (the “deemed year”), the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for purposes of the Interest Act (Canada) is such rate as so determined by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(f)            Nominal Rates; No Deemed Reinvestment.  With respect to Loans made to a Canadian Borrower, the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement and all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment.  The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates.  Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

2.10         Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)           Facility Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in U.S. Dollars equal to the Applicable Rate multiplied by the Aggregate Commitments under the Revolving Credit Facility (or, if the Commitments under the Revolving Credit Facility have terminated, on the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations).  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Credit Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Other Fees.  (i)  The Parent shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrowers shall pay to the Administrative Agent such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(iii)          BA Acceptance Fees.  The applicable Canadian Borrower shall, without duplication, on the date of each Drawing by it and on the date of each renewal of any outstanding Bankers’ Acceptances issued by it or BA Equivalent Advances to it, pay to the Administrative Agent, in Canadian Dollars, for the ratable account of the Lenders accepting such Drafts and purchasing such Bankers’ Acceptances or making such BA Equivalent Advances, an amount (the

“BA Acceptance Fee”) equal to the Applicable BA Acceptance Fee Percentage multiplied by the aggregate Face Amount of such Bankers’ Acceptances or corresponding BA Equivalent Advances.  Each Borrower irrevocably authorizes each such Lender to deduct the BA Acceptance Fee payable with respect to each Bankers’ Acceptance or Notional Bankers’ Acceptances of such Lender from the Drawing Purchase Price payable by such Lender in respect of such Bankers’ Acceptance or Notional Bankers’ Acceptances in accordance with Section 2.17 and to apply such amount so withheld to the payment of such Applicable BA Acceptance Fee for the account of such Borrower and, to the extent such BA Acceptance Fee is so withheld and legally permitted to be so applied, such Borrower’s obligations under the preceding sentence in respect of such BA Acceptance Fee shall be satisfied.

2.11         Computation of Interest and Fees.  All computations of interest for (i) Base Rate Loans, U.S. Base Rate Loans and Canadian Prime Rate Loans when the Base Rate, U.S. Base Rate or Canadian Prime Rate is determined by Bank of America’s or Bank of America (Canada Branch)’s “prime rate” or “reference rate”, as applicable, or (ii) the BA Acceptance Fee, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12         Evidence of Indebtedness.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (set forth in the Register) shall control in the absence of manifest error.  Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.12(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13         Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in Canadian Dollars and fees relating thereto, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 2:00 p.m. (New York time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. (New York time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or U.S. Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to such Loan, as applicable  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or such L/C Issuer, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Appropriate Lenders or an L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Insufficient Payment.  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.

2.14         Sharing of Payments by Lenders.

  (a)  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in each case then due, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof of the applicable Facility as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(A)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)           the provisions of this Section shall not be construed to apply to (1) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Parent or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(b)           Upon written demand by any Canadian Revolving Credit Lender at any time during the continuance of an Event of Default, with a copy of such demand to the Administrative Agent, each U.S. Revolving Credit Lender (or any of its Canadian Affiliates) shall (i) purchase from such Canadian Revolving Credit Lender, and such Canadian Revolving Credit Lender shall sell to each such other U.S. Revolving Credit Lender (or such Affiliate) and assign such Canadian Revolving Credit Lender’s Applicable Revolving Credit Percentage of the aggregate Outstanding Amount of Canadian Revolving Credit Loans (other than BA Loans and BA Equivalent Advances), (ii) purchase from such Canadian Revolving Credit Lender a participation in such Lender’s participation(s) in the Outstanding Amount of all Canadian L/C Obligations, (iii) purchase from such Canadian Revolving Credit Lender a participation in such Lender’s participation(s) in the Outstanding Amount of all Canadian Swing Line Loans and (iv) purchase from such Canadian Revolving Credit Lender a participation in any BA Loans or BA Equivalent Advances, as the case may be, outstanding as of the date of such demand, by making available for the account of its applicable Lending Office to the Administrative Agent for the account of such Canadian Revolving Credit Lender, by deposit to the Administrative Agent’s Office, in same day funds, an amount equal to the portion of the aggregate Outstanding Amounts (or Face Amount, in the case of Bankers’ Acceptances and Notional Bankers’ Acceptances) of such Canadian Revolving Credit Loans, Canadian L/C Obligations and/or Canadian Swing Line Loans to be purchased by assignment or participation as required by the second succeeding sentence, as the case may be, by such Lender (or such Affiliate).  Each Borrower hereby agrees to each such sale, assignment and participation.  Each U.S. Revolving Credit Lender agrees to purchase (or cause one of its Canadian Affiliates to purchase) by assignment or participation, as applicable, its Applicable Revolving Credit Percentage of the aggregate Outstanding Amounts of Canadian Revolving Credit Loans, Canadian L/C Obligations and/or Canadian Swing Line Loans (including, without limitation, outstanding Bankers’ Acceptances and Notional Bankers’ Acceptances) on (i) the Business Day on which demand therefor is made by the Canadian Revolving Credit Lenders that made such Credit Extensions; provided, that notice of such demand is given not later than 11:00 a.m. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by a Canadian Revolving Credit Lender to any other U.S. Revolving Credit Lender (or any of its Canadian Affiliates) of a portion of a Canadian Revolving Credit Loan, such Canadian Revolving Credit Lender (or such Affiliate) represents and warrants to such other Lender that such Canadian Revolving Credit Lender is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Canadian Revolving Credit Loan, the Loan Documents or any Loan Party.  If and to the extent that any U.S. Revolving Credit Lender (or any of its Canadian Affiliates) shall not have so made the amount of such Canadian Revolving Credit Loan  available to the Administrative Agent, such U.S. Revolving Credit Lender agrees to pay (or cause one of its Canadian Affiliates to pay) to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Canadian Revolving Credit Lender until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.  If such Lender (or any of its Canadian Affiliates) shall pay to the Administrative Agent such amount for the account of such Canadian Revolving Credit Lenders on any Business Day, such amount so paid in respect of principal (or Face Amount) shall constitute a Canadian Revolving Credit Loan made by such Lender on such Business Day for purposes of this Agreement, and the Outstanding Amount of the Canadian Revolving Credit Loan made by such Canadian Revolving Credit Lender shall be reduced by such amount on such Business Day.

2.15         Increase in Revolving Credit Commitments.  (a)  Request for Increase.  So long as no Default has occurred and is continuing or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Parent may from time to time, request an increase in the Revolving Credit Commitments (a “Revolving Credit Commitment Increase”), which may include an increase in the Canadian Revolving Credit Facility, to be made available to the Parent or any Designated Borrower; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, (ii) such Revolving Credit Commitment Increase, plus the sum of (x) all previous Revolving Credit Commitment Increases and (y) all previous Term Commitment Increases shall not exceed the Maximum Increase Amount and (iii) the maturity of any such Revolving Credit Commitment Increase shall have a Maturity Date that is no earlier than the Maturity Date in respect of the Revolving Credit Facility.  At the time of sending such notice, the Parent (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b)           Lender Elections to Increase.  Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase.  Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c)           Notification by Administrative Agent; Additional Revolving Credit Lenders.  The Administrative Agent shall notify the Parent and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuers and the Swing Line Lenders (which approvals shall not be unreasonably withheld), the Parent may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Revolving Credit Commitments are increased in accordance with this Section, the Administrative Agent and the Parent shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Parent and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to Revolving Credit Commitment Increase, the Parent shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Parent, certifying that, before and after giving effect to such increase, (A) no Default has occurred and is continuing and (B) the Parent is in compliance, calculated as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), with the financial covenants specified in Section 7.11 on a pro forma basis after giving effect thereto.  On the Revolving Credit Increase Effective Date, the Revolving Credit Lenders and the Additional Revolving Credit Lenders shall enter into such Assignments and Assumptions as may be necessary, all as coordinated by the Administrative Agent, to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f)            Incremental Revolving Credit Commitment Amendment.  Any increase in Revolving Credit Commitments pursuant to this Section 2.15 shall be effected pursuant to an amendment (an “Incremental Revolving Credit Commitment Amendment”) to this Agreement, executed by the Loan Parties, the Lenders providing such increased Revolving Credit Commitments (and no other Lenders) and the Administrative Agent.  Any Incremental Revolving Credit Commitment Amendment may, without the consent of any Lenders other than the Lenders providing the increased Revolving Credit Commitments, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15.

(g)           Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.14 or 11.01 to the contrary.

2.16         Increase in Term Commitments.  (a)  Request for Increase.  So long as no Default has occurred and is continuing or would result therefrom, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders), the Parent may from time to time, request an increase in the Term Commitments (a “Term Commitment Increase”) to be made available to the Parent or any Designated Borrower; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, (ii) such Term Commitment Increase, plus the sum of (x) all previous Revolving Credit Commitment Increases and (y) all previous Term Commitment Increases shall not exceed the Maximum Increase Amount and (iii) the maturity of any such Term Commitment Increase shall be at least five years and one Business Day following the date thereof.  At the time of sending such notice, the Parent (in consultation with the Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Lenders).

(b)           Lender Elections to Increase.  Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Commitment and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase.  Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Commitment.

(c)           Notification by Administrative Agent; Additional Term Lenders.  The Administrative Agent shall notify the Parent and each Term Lender of the Term Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the L/C Issuers (which approvals shall not be unreasonably withheld), the Parent may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Term Commitments are increased in accordance with this Section, the Administrative Agent and the Parent shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Parent and the Term Lenders of the final allocation of such increase and the Term Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Parent shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Term Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Parent, certifying that, before and after giving effect to such increase, (A) no Default has occurred and is continuing and (B) the Parent is in compliance, calculated as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or Section 6.01(b), with the financial covenants specified in Section 7.11 on a pro forma basis after giving effect thereto.

(f)            Incremental Term Commitment Amendment.  Any increase in Term Commitments pursuant to this Section 2.16 shall be effected pursuant to an amendment (an “Incremental Term Commitment Amendment”) to this Agreement, executed by the Loan Parties, the Lenders providing such increased Term Commitments (and no other Lenders) and the Administrative Agent.  Any Incremental Term Commitment Amendment may, without the consent of any Lenders other than the Lenders providing the increased Term Commitments, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.16.

(g)           Conflicting Provisions.  This Section shall supersede any provisions in Section 2.14 or 11.01 to the contrary.

2.17         Drawings of Bankers’ Acceptances and Notional Bankers’ Acceptances.(a)             (a)  Request for Drawing.  Each Drawing shall be made on notice (which may be given by telephone, which shall be promptly followed up by notice thereof by telecopier), given not later than the Applicable Time on a Business Day at least two Business Days prior to the date of the proposed Drawing (or, in the case of a proposed Drawing with a BA Maturity Date that is greater than one, two, three or six months from the date of Drawing as provided in the definition of “BA Maturity Date”, at least three Business Days prior to the date of the proposed Drawing), by the applicable Canadian Borrower to the Administrative Agent, which shall give each Canadian Revolving Credit Lender prompt notice thereof by telecopier.  Each notice of a Drawing (a “Notice of Drawing”) shall be in writing (including by telecopier), in substantially the form of Exhibit H hereto, specifying therein the requested (i) date of such Drawing (which shall be a Business Day), (ii) aggregate Face Amount of such Drawing and (iii) initial BA Maturity Date for each Bankers’ Acceptance and BA Equivalent Advance comprising part of such Drawing.  The Administrative Agent agrees that it will, as promptly as practicable, notify such Canadian Borrower of the unavailability of Bankers’ Acceptances.  Each Drawing shall be in a minimum Face Amount of C$2,500,000 or an integral multiple of C$100,000 in excess thereof (or such lesser amount to the extent representing the remaining Outstanding Amount under the Canadian Revolving Credit Facility).  The Face Amount of the Bankers’ Acceptances and Notional Bankers’ Acceptances to be created and purchased by any Canadian Revolving Credit Lender shall equal each Canadian Revolving Credit Lender’s Applicable Percentage of such Face Amount, rounded to the nearest Canadian Dollar.  Each Draft shall be dated the date of the proposed Drawing.  Each Canadian Revolving Credit Lender that is a BA Lender shall, before 1:00 p.m. (New York time) on the date of each Drawing, complete one or more Drafts in accordance with the related Notice of Drawing, accept such Drafts and purchase the Bankers’ Acceptances created thereby for the Drawing Purchase Price and shall, before 1:00 p.m. (New York time) on such date, make available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office, the Drawing Purchase Price payable by such Lender for such Drawing less the BA Acceptance Fee payable to such Lender with respect thereto under Section 2.10(b)(iii).  Each Non-BA Lender shall, in lieu of accepting its proportionate amount of Bankers Acceptances forming part of a Drawing, make available to such Canadian Borrower a loan (a “BA Equivalent Advance”) in Canadian Dollars in an amount equal to the Drawing Purchase Price of the Bankers’ Acceptances (which loans are referred to herein as “Notional Bankers’ Acceptances”) that such Non-BA Lender would have been required to accept if it were a BA Lender.  Each Non-BA Lender shall, before 1:00 p.m. (New York time) on the date of each Drawing, make available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office, the amount of the BA Equivalent Advance, less an amount equal to the BA Acceptance Fee that would have been applicable to the Notional Bankers’ Acceptance had it been a Bankers’ Acceptance.  In this Agreement, for the purposes of calculating the Outstanding Amount of any BA Equivalent Advance,

such Outstanding Amount will be equal to the Face Amount of the Notional Bankers’ Acceptance that corresponds to such BA Equivalent Advance.  Upon the fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make the funds it has received from such Canadian Revolving Credit Lenders available to such Canadian Borrower by crediting the account of the relevant Canadian Borrower.

(b)           Limitations on Drawings.  Anything in Section 2.18(a) to the contrary notwithstanding, a Canadian Borrower may not select a Drawing if the obligation of the Canadian Revolving Credit Lenders to purchase and accept Bankers’ Acceptances shall then be suspended pursuant to Section 2.18(d) or 2.13.

(c)           Binding Effect of Notices of Drawing.  Each Notice of Drawing shall be irrevocable and binding on the applicable Canadian Borrower.  In the case of any proposed Drawing, the Canadian Borrower shall indemnify each Canadian Revolving Credit Lender (absent any gross negligence or willful misconduct by the Canadian Revolving Credit Lender) against any loss, cost or expense incurred by such Canadian Revolving Credit Lender as a result of any failure to fulfill on or before the date specified in the Notice of Drawing for such Drawing the applicable conditions set forth in Article IV, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Canadian Revolving Credit Lender to fund the Drawing Purchase Price (or in the case of Non-BA Lenders, the BA Equivalent Advance) to be paid by such Lender as part of such Drawing when, as a result of such failure, such Drawing is not made on such date (but, in any event, excluding any loss of profit and the BA Acceptance Fee applicable to such Drawing or Advance).

(d)           Circumstances Making Bankers’ Acceptances Unavailable.  (i)  If, with respect to any proposed Drawing, the Administrative Agent determines in good faith that circumstances affecting the money markets at the time any related Notice of Drawing is delivered or is outstanding will result in no market for the Bankers’ Acceptances to be created in connection with such Drawing or an insufficient demand for such Bankers’ Acceptances to allow the Canadian Revolving Credit Lenders creating such Bankers’ Acceptances to sell or trade the Bankers’ Acceptances to be created and purchased or discounted by them hereunder in connection with such Drawing, then, upon notice to the applicable Canadian Borrower and the Canadian Revolving Credit Lenders thereof, (A) the Notice of Drawing with respect to such proposed Drawing shall be canceled and the Drawing requested therein shall not be made and (B) the right of such Canadian Borrower to request a Drawing shall be suspended until the Administrative Agent shall notify such Canadian Borrower that the circumstances causing such suspension no longer exist.  In the case of any such cancellation of a Notice of Drawing, unless the applicable Canadian Borrower shall give written notice to the contrary to the Administrative Agent, the cancellation of any such Notice of Drawing shall be deemed to be the giving by such Canadian Borrower of a Committed Loan Notice for a Revolving Credit Borrowing of a Canadian Prime Rate Loan in an aggregate principal amount equal to the aggregate Face Amount of such proposed Drawing and the Canadian Revolving Credit Lenders shall, subject to the terms and conditions hereof applicable to the making of Revolving Credit Loans, make such Credit Extension to such Canadian Borrower on the same Business Day as the date of the requested Drawing.  The Administrative Agent agrees that it will, as promptly as practicable, notify the applicable Canadian Borrower of the unavailability of Bankers’ Acceptances and, if applicable, of the date and the amount of each Credit Extension to be made or actually made in accordance with the immediately preceding sentence.

(ii)           During the existence of an Event of Default under Section 8.01(a), (f) or (g), no Loans shall be requested as BA Loans and the Canadian Revolving Credit Lenders shall have no obligation to create and purchase Bankers’ Acceptances, unless consent shall have been given by the Canadian Revolving Credit Lenders.

(e)           Assumptions of the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Canadian Revolving Credit Lender prior to the date of any Drawing that such Canadian Revolving Credit Lender will not make available to it such Canadian Revolving Credit Lender’s ratable share of the proceeds of such Drawing, in accordance with Section 2.18(a), the Administrative Agent may assume that such Canadian Revolving Credit Lender has made such ratable share available to it on the date of such Drawing in accordance with Section 2.18(a) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Canadian Borrower on such date a corresponding amount.  If and to the extent that any such Canadian Revolving Credit Lender shall not have so made such ratable share available to the Administrative Agent, such Canadian Revolving Credit Lender and such Canadian Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to such Canadian Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Canadian Borrower, a rate per annum equal to the BA Discount Rate used in calculating the Drawing Purchase Price with respect to such Drawing, and (ii) in the case of such Canadian Revolving Credit Lender, at the Overnight Rate.  If such Canadian Borrower and such Canadian Revolving Credit Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Canadian Revolving Credit Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Canadian Revolving Credit Lender’s ratable share of the proceeds of such Drawing for all purposes under this Agreement.

(f)            Power of Attorney.  To facilitate the purchase of Bankers’ Acceptances pursuant to this Agreement, each Canadian Borrower irrevocably appoints each Canadian Lender from time to time as the attorney-in-fact of such Canadian Borrower to execute, endorse and deliver on behalf of such Canadian Borrower Drafts (if such Canadian Lender is a BA Lender) for Bankers’ Acceptances denominated in Canadian Dollars requested to be accepted and purchased by such Canadian Lender pursuant to this Agreement.  Each Bankers’ Acceptance executed and delivered by a Canadian Lender on behalf of a Canadian Borrower as provided for in this Section 2.17(f) will be as binding upon such Canadian Borrower as if it had been executed by a duly authorized officer of such Canadian Borrower.

(g)           Presigned Draft Forms.  To enable the Canadian Revolving Credit Lenders that are BA Lenders to create Bankers’ Acceptances in accordance with Section 2.05 and this Section 2.17, the applicable Canadian Borrower shall supply each BA Lender, upon such Canadian Borrower’s execution of this Agreement and from time to time thereafter, with such number of Drafts provided to such Canadian Borrower by the Administrative Agent as the Administrative Agent may from time to time reasonably request, duly endorsed and executed on behalf of such Canadian Borrower by any one or more of its Responsible Officers.  Each BA Lender shall exercise such care in the custody and safekeeping of any Drafts in its possession from time to time as it would exercise in the custody and safekeeping of similar property owned by it.  The signatures of the Responsible Officers of the applicable Canadian Borrower on Drafts may be mechanically reproduced in facsimile and Bankers’ Acceptances bearing such facsimile signatures shall be binding upon such Canadian Borrower as if they had been manually signed by such officers.  Notwithstanding that any of the individuals whose manual or facsimile signature appears on any Draft as one of such officers may no longer hold office at the date of such draft or at the date of its acceptance by a Canadian Revolving Credit Lender hereunder or at any time thereafter, any Draft or Bankers’ Acceptance so signed shall be valid and binding upon, and enforceable against, such Canadian Borrower.

(h)           Distribution of Bankers’ Acceptances.  Bankers’ Acceptances purchased by a Canadian Revolving Credit Lender in accordance with the terms of Section 2.05 and this Section 2.17 may, in such Canadian Revolving

Credit Lender’s sole discretion, be held by such Canadian Revolving Credit Lender for its own account until the applicable BA Maturity Date or sold, rediscounted or otherwise disposed of by it at any time prior thereto in any relevant market therefor.

(i)            Failure to Fund in Respect of Drawings.  The failure of any Canadian Revolving Credit Lender to fund the Drawing Purchase Price to be funded by it as part of any Drawing or to make a BA Equivalent Advance shall not relieve any other Canadian Revolving Credit Lender of its obligation hereunder to fund its Drawing Purchase Price on the date of such Drawing or to make a BA Equivalent Advance, but no Canadian Revolving Credit Lender shall be responsible for the failure of any other Canadian Revolving Credit Lender to fund the Drawing Purchase Price or make the BA Equivalent Advance to be funded or made, as the case may be by such other Canadian Revolving Credit Lender on the date of any Drawing.

2.18         Renewal and Conversion of Bankers’ Acceptances.

(a)  Optional Renewal.  The applicable Canadian Borrower may on any Business Day, upon notice given to the Administrative Agent (which may be given by telephone, which shall be promptly followed up by notice thereof by telecopier) not later than the Applicable Time on a Business Day at least two Business Days prior to the date of the proposed renewal and subject to the provisions of Section 2.13, renew all or any portion of the Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing; provided, however, that:

(i)            any renewal of Bankers’ Acceptances or BA Equivalent Advances shall be made only on the then existing BA Maturity Date for such Bankers’ Acceptances or BA Equivalent Advances;

(ii)           each renewal of Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing shall be made ratably among the Canadian Revolving Credit Lenders holding such Bankers’ Acceptances and having made BA Equivalent Advances in accordance with the respective amount of such Bankers’ Acceptances so held and BA Equivalent Advances so made;

(iii)          upon the occurrence and during the continuance of any Event of Default no renewal of any Bankers’ Acceptance or BA Equivalent Advances may be made; and

(iv)          each notice by a Canadian Borrower pursuant to this Section 2.18(a) must be confirmed promptly by delivery to the Administrative Agent of a written Notice of Drawing, appropriately completed and signed by a Responsible Officer of such Canadian Borrower.

The Administrative Agent shall promptly notify the applicable Canadian Borrowers and Canadian Lenders of the BA Discount Rate applicable to any BA Loan upon determination thereof.  Each such notice of renewal shall, within the restrictions set forth above, specify (A) the date of such renewal (which shall be the then existing BA Maturity Date of such Bankers’ Acceptances and BA Equivalent Advances and shall be a Business Day), (B) the Bankers’ Acceptances to be renewed, (C) if less than all of the Bankers’ Acceptances and BA Equivalent Advances comprising part of any Drawing are to be renewed, the aggregate Face Amount for such renewal and (D) the term to maturity of the renewed Bankers’ Acceptances and BA Equivalent Advances (which shall comply with the definition of “BA Maturity Date” in Section 1.01).  The Face Amount of the Bankers’ Acceptances and Notional Bankers’ Acceptances to be created and purchased by any Canadian Revolving Credit Lender shall equal each Canadian Revolving Credit Lender’s Applicable Percentage of such Face Amount, rounded to the nearest Canadian Dollar.  Each notice of renewal under this Section 2.18 shall be irrevocable and binding on the applicable Canadian Borrower.  Upon any renewal of Bankers’ Acceptances and BA Equivalent Advances comprising part of any Drawing in accordance with this Section 2.18(a), the Canadian Revolving Credit Lenders that hold the Bankers’ Acceptances and that made BA Equivalent Advances to be renewed shall exchange such maturing Bankers’ Acceptances for new Bankers’ Acceptances and shall make new BA Equivalent Advances, containing the terms set forth in the applicable notice of renewal, and the Drawing Purchase Price payable for each such renewed Bankers’ Acceptance and the proceeds of the new BA Equivalent Advance shall be applied, together with other funds, if necessary, available to the applicable Canadian Borrower, to reimburse the Bankers’ Acceptances and BA Equivalent Advances otherwise maturing on such date.  Each Canadian Borrower hereby irrevocably authorizes and directs each Canadian Revolving Credit Lender to apply the proceeds of each renewed Bankers’ Acceptance or BA Equivalent Advance owing to it to the reimbursement, in accordance with this Section 2.18(a), of the Bankers’ Acceptances or BA Equivalent Advances owing to such Canadian Revolving Credit Lender and maturing on such date.

(b)           Optional Conversion.  The applicable Canadian Borrower may on any Business Day, upon notice given to the Administrative Agent (which notice may be given by telephone, which shall be promptly followed up by notice thereof by telecopier) not later than the Applicable Time on a Business Day at least two Business Days prior to the date of the proposed conversion and subject to the provisions of Section 2.18, convert all or any portion of the Bankers’ Acceptances or BA Equivalent Advances comprising part of the same Drawing to a Revolving Credit Borrowing composed of Canadian Prime Rate Loans; provided, however, that:

(i)            any conversion of Bankers’ Acceptances and BA Equivalent Advances shall be made only on the then existing BA Maturity Date for such Bankers’ Acceptances and BA Equivalent Advances;

(ii)           each conversion of Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing shall be made ratably among the Canadian Revolving Credit Lenders that hold such Bankers’ Acceptances and that made such BA Equivalent Advances in accordance with the respective amounts of such Bankers’ Acceptances and BA Equivalent Advances so held and made; and

(iii)          no conversion may be made to the extent that, after giving effect to such Revolving Credit Borrowing (A) the Total Revolving Credit Outstandings in respect of Canadian Borrowers at such time exceed the Canadian Revolving Credit Facility or (B) the aggregate Outstanding Amount of the Canadian Revolving Credit Loans of any Canadian Revolving Credit Lender, plus such Canadian Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Canadian L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Canadian Swing Line Loans exceeds such Revolving Credit Lender’s Canadian Revolving Credit Commitment; and

(iv)          each notice by a Canadian Borrower pursuant to this Section 2.18(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Canadian Borrower.

Each such notice of conversion shall, within the restrictions set forth above, specify (A) the date of such conversion (which shall be the then existing BA Maturity Date of such Bankers’ Acceptances and BA Equivalent Advances and shall be a Business Day), (B) the Bankers’ Acceptances and BA Equivalent Advances to be converted and (C) if less than all of the Bankers’ Acceptances and BA Equivalent Advances comprising part of any Drawing are to be converted, the aggregate Face Amount of such conversion.  Each notice of conversion under this Section 2.18 shall be irrevocable and binding on each applicable Canadian Borrower.  Upon any conversion of Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing in accordance with this Section 2.18(b), the obligation of the applicable Canadian Borrower to reimburse the Canadian Revolving Credit Lenders in respect of the

Bankers’ Acceptances and BA Equivalent Advances otherwise maturing on such date shall, to the extent of such conversion, be converted to an obligation to repay the Canadian Revolving Credit Lenders making the Revolving Credit Loans made in respect of such maturing Bankers’ Acceptances and BA Equivalent Advances on such date ratably in accordance with the amount of the Loans held by such Canadian Revolving Credit Lender at the time of reimbursement and Section 2.08(b).  Each Canadian Borrower hereby irrevocably authorizes and directs each Canadian Revolving Credit Lender to apply the net proceeds of each Revolving Credit Loan made by such Canadian Revolving Credit Lender pursuant to this Section 2.18(b) to the reimbursement of the Bankers’ Acceptances or Notional Bankers’ Acceptances owing to such Canadian Revolving Credit Lender and maturing on such date.

(c)           Mandatory Conversion.  Upon the occurrence and during the continuance of any Event of Default under Section 8.01(a), (f) or (g), or if any or all renewals of any Bankers’ Acceptances or BA Equivalent Advances are not available under Section 2.17(d), or if the applicable Canadian Borrower shall fail to reimburse the applicable Canadian Revolving Credit Lenders for any Bankers’ Acceptances and BA Equivalent Advances comprising part of the same Drawing pursuant to Section 2.08, the Administrative Agent will forthwith so notify the Parent and such Canadian Revolving Credit Lenders, whereupon each such Bankers’ Acceptance and BA Equivalent Advances will automatically, on the then existing BA Maturity Date of such Bankers’ Acceptance or BA Equivalent Advances, convert into a Canadian Prime Rate Loan.  If the applicable Canadian Borrower shall fail to deliver a properly completed notice of renewal under Section 2.18(a) or a properly completed notice of conversion under Section 2.18(b) indicating its intention to renew or to convert any maturing Bankers’ Acceptances and BA Equivalent Advances, then such Bankers’ Acceptance or BA Equivalent Advance will automatically, on the then existing BA Maturity Date, be made or continued as a Bankers’ Acceptance or BA Equivalent Advance, as applicable, with a BA Maturity Date of one month after such then existing BA Maturity Date.

2.19         Designated Borrowers. (a)  Effective as of the date hereof, each Subsidiary of the Parent listed on Schedule 2.19 shall be a “Designated Borrower” hereunder under the applicable Facility set forth on such Schedule and may receive Loans for its account on the terms and conditions set forth in this Agreement.

(b)  The Parent may at any time, upon not less than 10 Business Days’ notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Subsidiary Guarantor that is wholly-owned by the Parent (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder (under a Facility available to such Subsidiary without the imposition of withholding taxes on interest payments owing to the Lenders hereunder and to the extent that such designation does not violate any law applicable to such Subsidiary) by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit I (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent or the Required Lenders, and Notes signed by such new Borrowers to the extent any Lenders so require.  If the Administrative Agent agrees that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Designated Borrower Notice”) to the Parent and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(c)  Each Subsidiary of the Parent that is or becomes a “Designated Borrower” pursuant to this Section 2.19 hereby irrevocably appoints the Parent as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent, whether or not any such other Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d)  The Parent may from time to time, upon not less than 10 Business Days’ notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination.  The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(e)  Notwithstanding anything to the contrary contained in this Section 2.19, no Lender shall be obligated to make Credit Extensions to any Designated Borrower designated pursuant to subsection (a) above to the extent that the making of such Credit Extension would violate any law applicable to such Lender.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes  (a)  Payments Free of Taxes.  Any and all payments to the Administrative Agent, any Lender or Swing Line Lender or any L/C Issuer by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if a Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  Each Borrower shall, jointly and severally, indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the

Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the applicable Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver, provided such Foreign Lender is legally entitled to do so, to such Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation, provided such Lender is legally entitled to do so, prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable, if any:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)           duly completed copies of Internal Revenue Service Form W-8ECI, or
(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN.

Each Lender (other than a Foreign Lender) agrees to deliver promptly to the Administrative Agent or the Parent, at such time or times as the Administrative Agent or the Parent shall reasonably request, such other documents and forms, provided such Lender is legally entitled to do so, duly executed and completed by such Lender, as are required under the Laws of the jurisdiction in which such Borrower is resident, including any treaty to which such jurisdiction is a party, to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender in that jurisdiction by the Borrowers pursuant to this

Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such jurisdiction.  Each Lender shall promptly notify the Administrative Agent of any change in such Lender’s circumstances which would render any such document or form obsolete.

Each Canadian Revolving Credit Lender that ceases to be a Canadian Resident shall within five days thereof notify the Canadian Borrowers and the Administrative Agent in writing.  Except in the case of any Canadian Revolving Credit Lender that became a Lender during the occurrence of an Event of Default under Section 8.01(a), (b) (as the result of a breach of Section 7.11), (f) or (g) or that has delivered a notice to the Canadian Borrowers and the Administrative Agent pursuant to the preceding sentence, each Canadian Revolving Credit Lender hereby certifies to the Canadian Borrowers that it is a Canadian Resident.

(f)            Treatment of Certain Refunds.  If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it is entitled to, or has received, a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall, to the extent it can do so without prejudice to the retention of such refund and without incurring any unreimbursed expense, pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer if the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, any Lender or such L/C Issuer to take any action that would involve taking a position that is inconsistent with one or more positions that it has taken otherwise, or which is contrary to its established policy or any Law to which it is subject, or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02          Illegality  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the applicable Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans or U.S. Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, such Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, in the case of the Term Facility and the U.S. Revolving Credit Facility, or U.S. Base Rate Loans, in the case of the Canadian Revolving Credit Facility, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, such Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates. (a) If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the applicable Borrowers and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the applicable Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans or U.S. Base Rate Loans, as the case may be, in the amount specified therein.

(b)           If the Reuters Screen CDOR Page is not available for the timely determination of the BA Discount Rate, and the BA Discount Rate for any Bankers’ Acceptances or Notional Bankers’ Acceptances cannot otherwise be determined in a timely manner in accordance with the definition of “BA Discount Rate”, the Administrative Agent shall forthwith notify the applicable Borrower and the Canadian Revolving Credit Lenders that such interest rate cannot be determined for such Bankers’ Acceptances and Notional Bankers’ Acceptances, and the obligation of such Lenders to make, or to renew, Bankers’ Acceptances and Notional Bankers’ Acceptances shall be suspended until circumstances causing such suspension no longer exist, upon which the Administrative Agent shall notify the Parent and such Lenders thereof.

3.04         Increased Costs  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or any L/C Issuer, or of purchasing, accepting or maintaining Bankers’ Acceptances or Notional Bankers’ Acceptances; or
(ii)           impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein, or any Bankers’ Acceptances or Notional Bankers’ Acceptances or the acceptance or maintenance thereof;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount), or of purchasing, accepting or maintaining Bankers’ Acceptances or Notional Bankers’ Acceptances, then, upon request of such Lender or such L/C Issuer, the Parent will pay (or cause the applicable Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such

Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or discounted Banker’s Acceptances or Notional Bankers’ Acceptances held or maintained by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Parent will pay (or cause the applicable Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the applicable Borrower shall be conclusive absent manifest error.  The Parent shall pay (or cause the applicable Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Parent shall promptly compensate (or cause the applicable Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan, U.S. Base Rate Loan Canadian Prime Rate Loan or a BA Equivalent Advance on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan, U.S. Base Rate Loan, Canadian Prime Rate Loan or BA Equivalent Advance on the date or in the amount notified by the Parent or the applicable Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 11.13;

including any loss of anticipated profits, foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Parent shall also pay (or cause the applicable Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Parent (or the applicable Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Parent hereby agrees to pay (or cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the applicable Borrowers may replace such Lender in accordance with Section 11.13.

3.07         Survival.  All of the Borrowers’ and Lenders’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO Credit Extensions

4.01         Conditions of Initial Credit Extension.  The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)              executed counterparts of this Agreement and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Parent;

(ii)           a Note executed by the applicable Borrower in favor of each Lender requesting a Note;
(iii)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) a copy of a Certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party organized in the U.S. certifying (1) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (2) that such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office;
(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing and in good standing;
(v)           a favorable opinion of Davis Polk & Wardwell, U.S. counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(vi)          a favorable opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request, including as to Canadian withholding tax matters;
(vii)         a favorable opinion of Les Lederer, general counsel of the Parent, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit G-3 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(viii)        a certificate of a Responsible Officer of each Loan Party attaching copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect;
(ix)           a certificate signed by a Responsible Officer of each Borrower certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied;
(x)            evidence reasonably satisfactory to the Administrative Agent that the Merger has been or substantially concurrently with the Closing Date is being consummated; and
(xi)           evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.

(b)           All fees required to be paid to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date shall have been paid.

(c)           The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(d)           There shall not have occurred and be continuing as of or otherwise arisen before the Effective Time (as defined in the Merger Agreement) any event, occurrence or development which, individually or in the aggregate, has or would reasonably be expected to have a “Material Adverse Effect” (as defined in the Merger Agreement) on the Target.

(e)           There shall not have been instituted or pending any action or proceeding by any “Governmental Authority” (as defined in the Merger Agreement) (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain or prohibit the Parent or any of the Parent’s Affiliates’ (x) ability effectively to exercise full rights of ownership of the Target Stock, including the right to vote any shares of the Target Stock acquired or owned by the Parent or any of the Parent’s Affiliates following the Effective Time on all matters properly presented to the Target’s shareholders or (y) ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Target and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, (C) seeking to compel the Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Target and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole or (D) that otherwise would reasonably be expected to have a “Material Adverse Effect” (as defined in the Merger Agreement) on the Parent or the Target.

(f)            There shall not have been any action taken, or any Applicable Law (as defined in the Merger Agreement) proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to the Merger, that would reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (A) through (D) of Section 4.01(e) above.

(g)           The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Parent, threatened in any court or before any arbitrator or Governmental Authority that has had or could reasonably be expected to materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

(h)           The Administrative Agent and the Lenders shall have received:  (i) audited consolidated financial statements of the Target for the three fiscal years ended on or prior to December 31, 2005, unaudited consolidated financial statements of the Target for any interim quarterly periods that have ended since the most recent of such audited financial statements but more than 45 days prior to the Closing Date, and pro forma financial statements as to the Parent and its subsidiaries giving effect to the Merger (to be based on the nine-month period ended

September 30, 2006), together with pro forma calculations of the Consolidated Interest Coverage Ratio and Consolidated Indebtedness to Capitalization Ratio showing pro forma compliance with Section 7.11 for such period, and (ii) forecasts prepared by management of the Parent of balance sheets, income statements and cash flow statements for each fiscal year following the Closing Date for the term of the Senior Credit Facilities.

(i)            The Merger Agreement shall be in full force and effect and the Merger shall have been consummated (or shall be consummated substantially concurrently with the initial funding under the Senior Credit Facilities) on substantially the terms set forth in the Merger Agreement, without any amendment, waiver or modification of any material term or condition that is materially adverse to the interests of the Lenders and that is not consented to by the Administrative Agent.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02         Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans or renewal of Bankers’ Acceptances or BA Equivalent Advances) is subject to the following conditions precedent:

(a)           The representations and warranties of each Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b)           No Default shall exist, or would immediately result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)           The Administrative Agent and, if applicable, the applicable L/C Issuer or the applicable Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)           If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.19 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

5.01         Existence, Qualification and Power; Compliance with Laws.  Set forth on Schedule 5.01 hereto is a complete and accurate list of all Loan Parties as of the Closing Date.  Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02         Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the case of clauses (b) and (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03         Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (b) for the consummation of the Transaction, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect and (ii) in the case of clause (b), to the extent the failure to obtain, make or give any such authorizations, approvals, actions, notices and filings could not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction.  The Merger has been consummated (or shall be consummated substantially concurrently with the initial funding under the Facility) in accordance with the Merger Agreement.

5.04         Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

5.05         Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited consolidated balance sheet of the Parent and its Subsidiaries dated September 30, 2006 and the related consolidated statements of income or operations and cash flows for the nine months ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           As of any date of determination following the Closing Date, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect.

5.06         Litigation.  As of any date of determination other than the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent threatened or contemplated, by or against the Parent or any of its Subsidiaries that (a) purport to materially and adversely affect any Loan Document, or (b) except as specifically disclosed in  Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There has been no change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the Disclosed Litigation since the Closing Date, in each case where such change in status or financial effect could reasonably be expected to have a Material Adverse Effect.

5.07         Ownership of Property.  The Parent and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08         Environmental Compliance.  Except as disclosed in Schedule 5.08, or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           the Parent and its Subsidiaries are in compliance with Environmental Laws and there are no outstanding claims from a Government Authority or third party alleging potential liability under or responsibility for violation of any Environmental Law or the presence of Hazardous Materials;

(b)           none of the properties currently or formerly owned or operated by the Parent or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list;

(c)           neither the Parent nor any of its Subsidiaries has any Environmental Liability relating to, or is undertaking, either individually or together with other potentially responsible parties, any investigation or remedial or response action relating to, any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and

(d)           the Parent and its Subsidiaries have generated, used, treated, handled or stored all Hazardous Materials in a manner that complied with Environmental Laws and would not reasonably be expected to result in an Environmental Liability.

5.09         Insurance.  The properties of the Parent and its Subsidiaries are insured with financially sound and reputable insurance companies (including through self-insurance or any captive insurance company), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates.

5.10         Taxes.  The Parent and its Subsidiaries have filed, or caused to be filed, all federal, provincial, territorial, state and other material tax returns and reports required to be filed, such returns are true and correct in all material respects, and the Parent and its Subsidiaries have paid all taxes shown on such returns and any other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  As of the Closing Date, there is no proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11         Pension Legislation Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no U.S. Pension Plan has any material Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any U.S. Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)           The Canadian Pension Plans are duly registered under the Tax Act, to the extent required, and any other applicable laws which require registration, have been administered in accordance with the Tax Act, to the extent required, and such other applicable laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.  All material obligations of each Loan Party and each of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.  No Canadian Pension Plan has any material Unfunded Canadian Pension Liability.  If applicable, there has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial termination of any of the Canadian Pension Plans under applicable law which would reasonably be expected to have a Material Adverse Effect.

5.12         Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, the Parent has no Subsidiaries other than those specifically disclosed in Schedule 5.12.

5.13         Margin Regulations; Investment Company Act.  (a)  No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14         Disclosure.  No report, financial statement, certificate or other information furnished in writing (or in a formal oral presentation) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Parent’s control, and that no assurance can be given that any particular projections will be realized and that actual results may differ and such differences may be material).

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, the principal of or interest on any Loan, fees payable hereunder or any drawing under a Letter of Credit shall remain unpaid, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Material Subsidiary to:

6.01         Financial Statements.  Deliver to the Administrative Agent on behalf of each Lender (and the Administrative Agent will make available to each Lender):

(a)           as soon as available, but in any event within 100days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a

Registered Public Accounting Firm of nationally recognized standing or otherwise not objected to by the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)           as soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Parent shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02         Certificates; Other Information.  Deliver to the Administrative Agent on behalf of each Lender (and the Administrative Agent will make available to each Lender):

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of Registered Public Accounting Firm certifying such financial statements;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Canadian Securities Regulators, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction, including without limitation any Canadian Securities Regulators) concerning any material investigation by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries; and

(k)           promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC or any Canadian Securities Regulators) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Parent shall deliver paper copies of such documents to the Administrative Agent (for delivery to any Lender that requests the Parent to deliver such paper copies) upon a written request to deliver paper copies given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents for delivery to each Lender.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to a Borrower or its securities) (each, a “Public Lender”).  Each Borrower hereby agrees that so long as such Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws  and Canadian Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03         Notices.  Promptly notify the Administrative Agent (and the Administrative Agent shall promptly notify each Lender):

(a)           of the occurrence of any Default;

(b)           of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority, or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case, that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           of the occurrence of any ERISA Event or any Canadian Pension Plan Event; and

(d)           of a change in the fiscal year of the Parent.

Each notice pursuant to Section 6.03(a), (b), (c) or (d) shall be accompanied by a statement of a Responsible Officer of the applicable Borrower setting forth details of the occurrence referred to therein and stating what action such Borrower has taken and proposes to take with respect thereto.

6.04         Payment of Taxes.  Pay and discharge as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the applicable Borrower or such Subsidiary.

6.05         Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Parent and its Subsidiaries may consummate the Merger; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06         Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (including through self-insurance or any captive insurance company), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07         Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08         Books and Records.  Maintain proper books of record and account, in which full and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be.

6.09         Inspection Rights.  Permit agents or representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and, with the opportunity for the Parent to be present, independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.

6.10         Use of Proceeds.  Use the proceeds of the Credit Extensions (i) to finance the Transaction and to pay related fees, costs and expenses related to the Transaction, and (ii) in the case of each Revolving Credit Facility, for other general corporate purposes.

6.11         Covenant to Guarantee Obligations.  Notify the Administrative Agent at the time that any Person becomes a Subsidiary (other than an Excluded Subsidiary), and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.12         Compliance with Environmental Laws.  Except as could not be reasonably expected to have a Material Adverse Effect, (a) comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct, in accordance with Environmental Laws, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, if, and to the extent required by Environmental Law or any Governmental Authority; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves as required by GAAP are being maintained with respect to such circumstances.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, the principal of or interest on any Loan, fees payable hereunder or any drawing under a Letter of Credit shall remain unpaid, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired or assign any right to receive income therefrom, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)           Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, landlords’ materialmen’s, repairmen’s employees’, laborers’, employees’, suppliers’, banks’, or other like Liens arising in the ordinary course of business;

(e)           liens or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)            liens or deposits to secure the performance of tenders bids, trade contracts, government contracts and leases (other than Indebtedness in respect of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred (other than in respect of appeal bonds) in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar charges, restrictions or encumbrances affecting real property or immaterial imperfections of title which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Loan Parties, taken as a whole;

(h)           Liens securing judgments not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness of the type permitted under Section 7.02(f);

(j)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(k)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(l)            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Parent or its Subsidiaries, including rights of offset and setoff;

(m)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(n)           leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Parent or its Subsidiaries;

(o)           Liens in favor of any Loan Party;

(p)           Liens existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on assets of a Person at the time such Person is acquired or merged with or into or consolidated with the Parent or its Subsidiaries (and not created in anticipation or contemplation thereof);

(q)           Liens to secure refinancing Indebtedness of Indebtedness secured by Liens permitted pursuant to this Section 7.01, provided that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(r)            Liens on accounts receivable, inventory, books, records and supporting obligations, contracts and other rights related thereto and Cash Equivalents securing obligations incurred pursuant to any Swap Agreement permitted in accordance with Section 7.03(g);

(s)           pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(t)            Liens in favor of banks that arise under Article 4 of the UCC on items in collection and documents relating thereto and proceeds thereof and Liens arising under Section 2-711 of the Uniform Commercial Code;

(u)           any obligations or duties affecting any property of the Parent or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

(v)           undetermined or inchoate Liens arising in the ordinary course of business which have not at such time been filed pursuant to any Laws against the Parent or any Subsidiary or which relate to obligations not due or delinquent;

(w)          Liens affecting real property of the Parent or any Subsidiary which are: (i) title defects, encroachments or irregularities of a minor nature; or (ii) restrictions, easements, rights of way, servitudes or other similar rights in land (including, without restriction, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons, and in each case to the extent that such Liens relate to real property that is material to the business of the Parent or any Subsidiary, such Liens do not materially interfere with the use of such real property by such Person;

(x)            Liens affecting real property of the Parent or any Subsidiary which are leasehold or license interests and relating to real property that is not otherwise required in the conduct of the business of such Person;

(y)           the right reserved to or vested in any governmental entity by any statutory provision, or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit or to require annual or other payments as a condition to the continuance thereof;

(z)            any Liens resulting from security given to a public utility or governmental entity when required by such utility or governmental entity in connection with the operation of the business of such Person;

(aa)         the reservation, limitations, provisions and conditions, if any, expressed in any original grants of real property from the Crown;

(bb)         covenants restricting or prohibiting access to or from real property abutting on controlled access highways, which do not adversely impair in any material respect the use of the real property concerned in the operation of the business conducted on such real property;

(cc)         Liens on or transfers of accounts receivable and rights, books and records, contracts and instruments related thereto arising solely in connection with the sale of such accounts receivable, provided that Indebtedness and other obligations at any time outstanding, incurred in connection with the sale of accounts receivable shall not exceed $250,000,000;

(dd)         Liens securing lease obligations owing to The City of Blytheville in respect of the heat treat facility located in Blytheville, Arkansas being acquired by The City of Blytheville from the Parent or one of its Subsidiaries; and

(ee)         Liens not otherwise permitted by the foregoing, so long as the aggregate amount (exclusive of regularly accruing interest or similar amounts which are paid on a current basis) of obligations secured by Liens permitted pursuant to this Section 7.01(ee) does not exceed 10% of Consolidated Net Tangible Assets (determined at the time of (and immediately after giving effect to) the creation of any such Lien).

7.02         Indebtedness.  Permit any Subsidiary of the Parent that is not a Guarantor to create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness owed to the Parent or a Subsidiary of the Parent;

(b)           Indebtedness under the Loan Documents;

(c)           Indebtedness under the Bridge Documents or any refinancing thereof;

(d)           Indebtedness constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations;

(e)           Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f)            Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(g)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(h)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(i)            Guarantees in respect of Indebtedness otherwise permitted hereunder or of Indebtedness of any Loan Party;

(j)            Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets and refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(k)           Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any assets; and

(l)            other Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding (less the aggregate outstanding amount of Indebtedness under clause (j) above at such time).

7.03         Investments.  Make or hold any Investments, or permit any of its Subsidiaries to make or hold any Investments, except:

(a)           Investments held by the Parent and its Subsidiaries in the form of Cash Equivalents;

(b)           advances to officers, directors and employees of the Parent and its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding for purposes permitted under applicable law;

(c)           (i) Investments by the Parent and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Parent and its Subsidiaries in Loan Parties, (iii) loans or advances by the Parent or any Subsidiary to the Parent or any other Subsidiary, (iv) additional Investments by Subsidiaries of the Parent that are not Loan Parties in other Subsidiaries that are not Loan Parties and (v) so long as no default has occurred and is continuing or would result from such Investment, additional Investments (net of Investment Credit) by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $200,000,000 at any time;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or as a result of foreclosure;

(e)           Guarantees not prohibited by Section 7.02;

(f)            Investments existing on the date hereof;

(g)           Investments by the Parent and its Subsidiaries in Swap Contracts incurred to hedge or mitigate risks to which the Parent or any Subsidiary has exposure in the conduct of its business or the management of its liabilities, or to fix, cap or collar interest or currency rates or commodity prices;

(h)           Investments consisting of the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the assets of, or the assets constituting a business unit of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Parent or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation), provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i)            any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.11;
(ii)           the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially similar or complementary to the principal businesses of the Parent and its Subsidiaries;
(iii)          (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition for which the Parent and its Subsidiaries have paid cash consideration in excess of $200,000,000, the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and
(iv)          in the case of any such purchase or other acquisition for which the Parent and its Subsidiaries have paid cash consideration and/or incurred Indebtedness in excess of $200,000,000, the Parent shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.02(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i)            Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Parent or any Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(j)            Investments resulting from pledges or deposits permitted pursuant to Section 7.01;

(k)           Investments resulting from the sale of any asset permitted pursuant to Section 7.05;

(l)            Investments consisting of Restricted Payments permitted pursuant to Section 7.06;

(m)          Investments by the Parent of any Subsidiary in a Person that is exclusively engaged in a secured financing or other securitization permitted under Section 7.01(cc) or Section 7.05(h) and otherwise relating directly thereto;

(n)           Investments consisting of bonds or other debt obligations issued or incurred by The City of Blytheville in an aggregate principal amount not to exceed $40,000,000;

(o)           Investments (net of Investment Credit) by the Parent and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed 15% of Consolidated Total Assets, provided that:

(i)            such Investment shall be in property and assets that are part of, or in lines of business that are, substantially similar or complementary to the principal business of the Parent and its Subsidiaries; and
(ii)           (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition for which the Parent and its Subsidiaries have paid cash consideration and/or incurred Indebtedness in excess of $200,000,000, the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby.

7.04         Fundamental Changes.  Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           the Parent may merge or amalgamate with or into any other Person in a transaction in which the Parent is the surviving corporation or in which the successor assumes the obligations hereunder in a manner reasonably satisfactory to the Administrative Agent;

(b)           any Subsidiary may merge or amalgamate with any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person and when any Subsidiary Guarantor is merging with another Subsidiary, a Subsidiary Guarantor shall be the continuing and surviving Person;

(c)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to a Subsidiary of the Parent, provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Parent or a Subsidiary Guarantor;

(d)           any Subsidiary may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent; and

(e)           Merger Subsidiary may consummate the Merger; and

(f)            any Subsidiary may merge, amalgamate or consolidate with or into another Person or Dispose of all or substantially all of its assets to or in favor of another Person in any Disposition permitted pursuant to Section 7.05.

7.05         Dispositions.  Make any Disposition, except:

(a)           Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory and Cash Equivalents, in each case in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to the Parent or to a Subsidiary, provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Parent or a Subsidiary Guarantor;

(e)           Dispositions permitted by Section 7.04 (other than Section 7.04(f)) or Section 7.06;

(f)            subject to the proviso below, Dispositions by the Parent and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of from and after the Closing Date shall not exceed $200,000,000 ;

(g)           licenses or sublicenses of intellectual property, and leases or subleases of property, in each case in the ordinary course of business;

(h)           Dispositions of accounts receivables permitted in connection with any securitization to the extent such securitization, if structured as a secured financing, would have been permitted by 7.01(cc);

(i)            the Disposition of the heat treat facility located in Blytheville, Arkansas to The City of Blytheville; and

(j)            subject to the proviso below, Dispositions by the Parent and its Subsidiaries not otherwise permitted under this Section 7.05;

provided that at the time of any Disposition pursuant to Sections 7.05(f) and (j), (i) no Default shall exist or would result from such Disposition and (ii) the aggregate fair market value of all property Disposed of from and after the Closing Date in reliance on Sections 7.05(f) and (j) shall not exceed 15% of Consolidated Total Assets (determined at the time of any such Disposition).

7.06         Restricted Payments.  Declare or make any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to the Parent, the Subsidiary Guarantors and, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, to any other Person that owns an Equity Interest in such Subsidiary; and the Parent and any other Subsidiary may repurchase, redeem, retire or acquire any Equity Interests held by the Parent or any of its Subsidiaries in any other Subsidiary;

(b)           the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)           the Parent or any Subsidiary may pay any dividend within 90 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Section 7.06;

(e)           the Parent may redeem, repurchase or acquire, or pay any sums due with respect to, Equity Interests of the Parent held by officers, directors, employees or consultants or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $20,000,000 million during any calendar year (with unused amounts in any calendar year being usable, without duplication, in subsequent calendar years), provided that such amounts shall be increased by: (a) the cash proceeds from the sale of Equity Interests to officers, directors, employees or consultants of the Parent and its Subsidiaries that occurs after the Closing Date (provided that such proceeds have not been included for the purpose of determining whether a previous Restricted Payment was permitted pursuant to Section 7.06(h)) plus (b) the cash proceeds of key man life insurance policies received by the Parent or any Subsidiaries after the Closing Date;

(f)            the Parent or any Subsidiary may make repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent a portion of the exercise price thereof, and the Parent or any Subsidiary may make repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded such employee upon such grant or award;

(g)           the Parent may purchase, redeem, acquire, cancel or retire, for a nominal value per right, any rights granted to all the holders of common stock of the Parent pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; and

(h)           the Parent or any Subsidiary may on any date (i) declare or pay dividends to its stockholders and (ii) purchase, redeem or otherwise acquire Equity Interests issued by it if, as of such date and immediately after giving effect thereto, the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made after the Closing Date would be less than the sum of $500,000,000 plus the Marginal Restricted Payment Amount as of such date.

7.07         Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the date hereof or any business substantially related, complementary or incidental thereto.

7.08         Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties or transactions between or among Subsidiaries of the Parent that are not Loan Parties, (ii) intercompany Investments made pursuant to Section 7.03, (iii) mergers, amalgamations and consolidations between Subsidiaries and between the Parent and any Subsidiary permitted by Section 7.04; (iv) intercompany dispositions permitted by 7.05, (v) Restricted Payments permitted pursuant to 7.06, (vi) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Parent and/or one or more other Loan Parties, on the one hand, and any other Person with which the Parent or such Loan Parties are required or permitted to file a consolidated tax return or with which the  Parent or such other Loan Parties are part of a consolidated group for tax purposes, on the other hand, which payments by the Loan Parties are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis and (vii) transactions between any Loan Party and any Person that is exclusively engaged in, and solely in respect of, a secured financing or other securitization permitted under Section 7.01(cc) or Section 7.05(h) and otherwise relating directly thereto.

7.09         Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document or the Senior Notes Indenture) that limits the ability of any Subsidiary (other than an Excluded Subsidiary) to Guaranty the Obligations of the Parent.

7.10         Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case in violation of Regulation U.  At no time shall the Parent or any other Borrower own, directly or through one or more of its Subsidiaries, margin stock with a value in excess of 25% of the value (as determined by any reasonable method) of the total assets of the Parent or such other Borrower.

7.11         Financial Covenants.  (a)  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period ending on or after March 31, 2007 to be less than 2.00:1.00.

(b)           Consolidated Indebtedness to Capitalization Ratio.  (i) so long as the Debt Rating of the Parent is at least  BBB- and Baa3 from S&P and Moody’s, respectively, in each case with at least stable outlook, permit the Consolidated Indebtedness to Capitalization to be greater than 0.60:1.00 and (ii) if at any time the Debt Rating of the Parent is lower than as set forth in the preceding clause (i), permit the Consolidated Indebtedness to Capitalization Ratio as of the end of any Measurement Period set forth below to be greater than the ratio set forth below opposite such Measurement Period:

Four Fiscal Quarters Ending	Maximum Consolidated Indebtedness to Capitalization Ratio
March 31, 2007 through December 31, 2007	0.60:1.00
March 31, 2008 through December 31, 2008	0.55:1.00
March 31, 2009 through December 31, 2009	0.50:1.00
March 31, 2010 and each fiscal quarter thereafter	0.45:1.00

Article VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations or BA Loans, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation or BA Loan or any fee due hereunder, or (iii) within ten Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.05 (with respect to the Parent or any Borrower), 6.10 or 6.11 or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) The Parent or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or cash collateral in respect thereof to be demanded, provided that this clause (B) shall not apply to Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of any property or assets pursuant to the terms of such Indebtedness to the extent that (x) such sale, transfer or other disposition does not give rise to a default thereunder and (y) the payment of such Indebtedness is made in accordance with the terms of such Indebtedness with the proceeds of such sale, transfer or other disposition; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap

Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  The Parent or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law (including the filing of any notice of intention to file a “proposal” within the meaning of the Bankruptcy and Insolvency Act (Canada) for relief thereunder), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Parent or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Parent or any of its Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by available insurance as to which the insurer does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a U.S. Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent under Title IV of ERISA to the U.S. Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document other than in accordance with its terms; or

(k)           Change of Control.  There occurs any Change of Control.

8.02         Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)           require that the Borrowers Cash Collateralize the L/C Obligations and Bankers’ Acceptances (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders and the L/C Issuers all rights and remedies available to it and the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to a Borrower under any Debtor Relief Laws constituting an Event of Default under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations and Bankers’ Acceptances as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations and Bankers’ Acceptances have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuers)) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, BA Acceptance Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers or Lenders, as applicable, to Cash Collateralize (i) that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit or (ii) unmatured Bankers’ Acceptances;

Sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Borrower or as otherwise required by Law.

Subject to Section 2.03(f), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article IX
ADMINISTRATIVE AGENT

9.01         Appointment and Authority.  Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America (including, in the case of the Canadian Revolving Credit Facility, acting through Bank of America (Canada Branch)) to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Parent nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06         Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Parent.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States and Canada, or an Affiliate of any such bank with an office in the United States and Canada.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and a Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Co-Lead Arrangers, Co-Syndication Agents, Co-Documentation Agents or Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09         Guaranty Matters.  The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or is otherwise not required to guarantee the Obligations pursuant to the terms of the Loan Documents; it being understood that, in connection with the issuance of the Senior Notes, the Administrative Agent may, upon request of the Parent and without the approval of any Lender, release any Subsidiary Guarantor that is not a Material Subsidiary (other than by reason of having become a party hereto or being designated as a Material Subsidiary by the Parent) from its obligations under the Subsidiary Guaranty, so long as such Subsidiary Guarantor does not provide a guaranty in respect of the Senior Notes.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty in accordance with the terms of the Loan Documents and this Section 9.10.

Article X
CONTINUING GUARANTY

10.01       Parent Guaranty.  The Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Designated Borrowers to the Administrative Agent, the L/C Issuers and the Lenders arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Administrative Agent, the L/C Issuers or the Lenders in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Parent or the other Loan Parties under Debtor Relief Laws, and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”).  The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Parent, and conclusive (absent manifest error) for the purpose of establishing the amount of the Guaranteed Obligations.  This Parent Guaranty shall not, to the fullest extent permitted by applicable law, be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Parent under this Parent Guaranty other than the defense of payment in full in cash, and the Parent hereby irrevocably waives, to the fullest extent permitted by applicable law, any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing other than the defense of payment in full in cash.

10.02       Rights of Lenders.  The Parent consents and agrees, to the fullest extent permitted by applicable law, that the Administrative Agent, the L/C Issuers and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Parent Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, the Parent consents, to the fullest extent permitted by applicable law, to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent under this Parent Guaranty or which, but for this provision, might operate as a discharge of the Parent.

10.03       Certain Waivers.  The Parent waives, to the fullest extent permitted by applicable laws, (a) any defense arising by reason of any disability or other defense of the Parent or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent, any L/C Issuer or any Lender) of the liability of the Parent; (b) any defense based on any claim that the Parent’s obligations exceed or are more burdensome than those of the Borrowers; (c) the benefit of any statute of limitations affecting the Parent’s liability hereunder; (d) any right to proceed against the Parent, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the power of the Administrative Agent, any L/C Issuer or any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent, any L/C Issuer or any Lender; and (f) any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties other than the defense of payment in full in cash.  The Parent expressly waives all setoffs and counterclaims (other than mandatory counterclaims) and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Parent Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04       Obligations Independent.  The obligations of the Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Parent to enforce this Parent Guaranty whether or not the Parent or any other person or entity is joined as a party.

10.05       Subrogation.  The Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Parent Guaranty until all of the Guaranteed Obligations and any amounts payable under this Parent Guaranty have been paid and performed in full and the Commitments and the Senior Credit Facilities are terminated.  If any amounts are paid to the Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders and shall forthwith be paid to the Administrative Agent, the L/C Issuers and the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06       Termination; Reinstatement.  This Parent Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Parent Guaranty are paid in full in cash and the Commitments under the Senior Credit Facilities are terminated.  Notwithstanding the foregoing, this Parent Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Parent is made, or any of the Administrative Agent, the L/C Issuers or the Lenders exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Administrative Agent, the L/C Issuers or the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent, the L/C Issuers and the Lenders are in possession of or have released this Parent Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Parent under this paragraph shall survive termination of this Parent Guaranty.

10.07       Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Parent immediately upon demand by the Administrative Agent, the L/C Issuers and the Lenders.

10.08       Condition of Borrower.  The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as the Parent requires, and that none of the Administrative Agent, the L/C Issuers and the Lenders have any duty, and the Parent is not relying on the Administrative Agent, the L/C Issuers and the Lenders at any time, to disclose to the Parent any information relating to the business, operations or financial condition of any Borrower or any other guarantor (the Parent waiving any duty on the part of the Administrative Agent, the L/C Issuers and the Lenders to disclose such information and any defense relating to the failure to provide the same).

Article XI
MISCELLANEOUS

11.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01, or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Documents for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them)  hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest, Letter of Credit Fees or BA Acceptance Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)           change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.06 or 2.07(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(f)            change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           release the Parent from the Parent Guaranty or all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender in addition to the Lenders required above, affect the rights or duties of such Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02       Notices and Other Communications; Facsimile Copies.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Parent or any other Loan Party, the Administrative Agent, any L/C Issuer or a Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or other Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any

Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower or other Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Parent, IPSCO U.S. Borrower, the Administrative Agent, any L/C Issuer and each Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent, the Administrative Agent, each L/C Issuer and each Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Parent shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower, except to the extent arising from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04       Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Parent shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one U.S. counsel and appropriate special and local counsel for the Administrative Agent and the Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Parent shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, disbursements and other charges of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Parent or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent or any other Loan Party or any of the Parent’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent or such other Loan Party has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Parent for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer, each Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05       Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06       Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent, any Borrower, nor the other Loan Parties constituting all or substantially all of the value of such other Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, unless, in each case, such assignment is pursuant to a merger or amalgamation made in accordance with Section 7.04, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), or (iv) to an SPC in accordance with the provisions of Section 11.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.
(A)  In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $2,500,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to a Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;
(iii)          Mandatory Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)          the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
(C)           the consent of each L/C Issuer under a Revolving Credit Facility (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) under such Revolving Credit Facility; and
(D)          any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuers and the Swing Line Lenders, in each case under such Revolving Credit Facility, unless the Person that is the proposed assignee is itself a Lender under such Revolving Credit Facility (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee).
(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), only a single such $3,500 fee shall be payable for all such contemporaneous assignments.  The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)           No Assignment to Parent.  No such assignment shall be made to the Parent or any of the Parent’s Affiliates or Subsidiaries.
(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.
(vii)         No Assignment Resulting in Additional Indemnified Taxes.  Prior to the occurrence of an Event of Default under Sections 8.01(a), (b) (as the result of a breach of Section 7.11), (f) or (g), no such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending to the relevant Borrowers without the imposition of any additional Indemnified Taxes.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of each Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the applicable Borrowers, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the applicable Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the Bank of Canada; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.13(b)(ii).  Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of any Borrower under this Agreement (including its obligations under Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Parent and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitments and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Parent and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Parent, resign as a Swing Line Lender.  In the event of any such resignation as an L/C Issuer or a Swing Line Lender, the Parent shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Parent to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer or a Swing Line Lender, as the case may be.  If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(b)).  If Bank of America resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, U.S. Base Rate Loans or Canadian Prime Rate Loans, as applicable, or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04.A(c) or 2.04.B(c).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07       Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent.

For the purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any L/C Issuer or any Lender on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including applicable Securities Laws.

11.08       Right of Setoff.  If an Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Parent or any other Loan Party against any and all of the obligations of the Parent or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender is not required to make Credit Extensions to a Designated Borrower pursuant to Section 2.19(e), then the applicable Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           such Borrower shall have paid (or caused a Subsidiary to pay) to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

11.14       GOVERNING LAW; JURISDICTION; ETC.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE PARENT AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO

BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE PARENT AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16       No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby, each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger on the other hand, and the Borrowers and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower, any other Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any of the Borrowers, the other Loan Parties or their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any of the Borrowers, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Borrower and each other Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty arising out of the financing transactions provided for hereunder and under the other Loan Documents.

11.17       USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

11.18       Time of the Essence.  Time is of the essence of the Loan Documents.

11.19       Judgment Currency.

(a)           If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.19 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.19 being hereinafter in this Section 11.19 referred to as the “Judgment Conversion Date”).

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.19(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party or Parties shall, to the fullest extent permitted by applicable law, pay such additional amount, if any, as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this Section 11.19(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)           The term “rate of exchange” in this Section 11.19 means the rate of exchange at which Agent, on the relevant date at or about 11:00 a.m. (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.20       ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21       Existing Credit Agreement.  The Parent, by its execution of this Agreement, hereby gives notice that the Parent is electing to terminate in its entirety the commitments under the Existing Credit Agreement, such termination to be effective as of the Closing Date.  Each Lender that is a party to the Existing Credit Agreement, by its execution hereof, waives any requirement of prior notice set forth therein as condition to the right of the Parent to terminate the commitments thereunder.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IPSCO INC., as Canadian Borrower and Guarantor

By:	/s/ Vicki Avril
	Name:	Vicki Avril
	Title:	Vice President and Chief Financial Officer

IPSCO RECYCLING INC
IPSCO SASKATCHEWAN INC.
IPSCO CANADA INC.
IPSCO ENTERPRISES INC.
IPSCO FINANCE GP
IPSCO TUBULARS INC.
NS GROUP, INC.
KOPPEL STEEL CORPORATION
NEWPORT STEEL CORPORATION
ERLANGER TUBULAR CORPORATION
IPSCO STEEL INC.
IPSCO STEEL (ALABAMA) INC.
each as a Designated Borrower

By:	/s/ Vicki Avril
	Name:	Vicki Avril
	Title:	Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., ACTING THROUGH ITS CANADA BRANCH as Administrative Agent

By:	/s/ Nelson Lam
	Name:	Nelson Lam
	Title:	Vice President

BANK OF AMERICA, N.A., ACTING THROUGH ITS CANADA BRANCH, as an L/C Issuer and Swing Line Lender

By:	/s/ Nelson Lam
	Name:	Nelson Lam
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender to the U.S. Borrowers

By:	/s/ W. Thomas Barnett
	Name:	W. Thomas Barnett
	Title:	Senior Vice President

BANK OF AMERICA, N.A., ACTING THROUGH ITS CANADA BRANCH as a Lender to the Canadian Borrowers

By:	/s/ Nelson Lam
	Name:	Nelson Lam
	Title:	Vice President

BANK OF AMERICA, N.A., ACTING THROUGH ITS CANADA BRANCH as a Lender to the Canadian Borrowers

By:	/s/ Nelson Lam
	Name:	Nelson Lam
	Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION, as an L/C Issuer

By:	/s/ Susan M. Davis
	Name:	Susan M. Davis
	Title:	Vice President

THE TORONTO-DOMINION BANK, as an L/C Issuer

By:	/s/ Gary Nevison
	Name:	Gary Nevison
	Title:	Vice President & Director

By:	/s/ Edward A. Hopkinson
	Name:	Edward A. Hopkinson
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as a Lender to the U.S. Borrowers

By:	/s/ Jeffrey Coleman
	Name:	Jeffrey Coleman
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Lender to the Canadian Borrowers

By:	/s/ Jeffrey Coleman
	Name:	Jeffrey Coleman
	Title:	Vice President

TORONTO DOMINION (TEXAS) LLC, as a Lender to the U.S. Borrowers

By:	/s/ Ian Murray
	Name:	Ian Murray
	Title:	Authorized Signatory

THE TORONTO-DOMINION BANK, as a Lender to the Canadian Borrowers

By:	/s/ Gary Nevison
	Name:	Gary Nevison
	Title:	Vice President & Director

By:	/s/ Edward A. Hopkinson
	Name:	Edward A. Hopkinson
	Title:	Managing Director

ABN AMRO BANK N.V., as a Lender to the U.S. Borrowers

By:	/s/ Liz Lary
	Name:	Liz Lary
	Title:	Vice-President

By:	/s/ Sheldon Stoughton
	Name:	Sheldon Stoughton
	Title:	Managing Director

ABN AMRO BANK N.V., as a Lender to the Canadian Borrowers

By:	/s/ David Wingfelder
	Name:	David Wingfelder
	Title:	Managing Director

By:	/s/ Michael Quinn
	Name:	Michael Quinn
	Title:	Vice-President

ROYAL BANK OF CANADA, as a Lender to the U.S. Borrowers

By:	/s/ Dustin Craven
	Name:	Dustin Craven
	Title:	Attorney-in-Fact

ROYAL BANK OF CANADA, as a Lender to the Canadian Borrowers

By:	/s/ Mark Beck
	Name:	Mark Beck
	Title:	Attorney-in-Fact

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender to the U.S. Borrowers

By:	/s/ Charles W. Reed
	Name:	Charles W. Reed
	Title:	Vice President

FIFTH THIRD BANK, as a Lender to the U.S. Borrowers

By:	/s/ Rita L. Johnson
	Name:	Rita L. Johnson
	Title:	Vice President

FIFTH THIRD BANK, as a Lender to the Canadian Borrowers

By:	/s/ Rita L. Johnson
	Name:	Rita L. Johnson
	Title:	Vice President

EXPORT DEVELOPMENT CANADA, as a Lender to the U.S. Borrowers

By:	/s/ Raymond Gingras
	Name:	Raymond Gingras
	Title:	Financing Manager

By:	/s/ Mark Doyle
	Name:	Mark Doyle
	Title:	Financing Manager

WESTLB AG, TORONTO BRANCH, as a Lender to the U.S. Borrowers

By:	/s/ Alik A. Kassner
	Name:	Alik A. Kassner
	Title:	Executive Director

WESTLB AG, TORONTO BRANCH, as a Lender to the U.S. Borrowers

By:	/s/ Robert L. Dyck
	Name:	Robert L. Dyck
	Title:	Director

WESTLB AG, TORONTO BRANCH, as a Lender to the Canadian Borrowers

By:	/s/ Alik A. Kassner
	Name:	Alik A. Kassner
	Title:	Executive Director

WESTLB AG, TORONTO BRANCH, as a Lender to the Canadian Borrowers

By:	/s/ Robert L. Dyck
	Name:	Robert L. Dyck
	Title:	Director

SOCIÉTÉ GÉNÉRALE (NEW YORK BRANCH), as a Lender to the U.S. Borrowers

By:	/s/ Laurence Lemesle
	Name:	Laurence Lemesle
	Title:	Director

SOCIÉTÉ GÉNÉRALE (CANADA BRANCH), as a Lender to the Canadian Borrowers and U.S. Borrowers

By:	/s/ Charles Ritchie
	Name:	Charles Ritchie
	Title:	Director

By:	/s/ Gregoire Bonhomme
	Name:	Gregoire Bonhomme
	Title:	Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender to the U.S. Borrowers

By:	/s/ Molly Drennan
	Name:	Molly Drennan
	Title:	First Vice President

KEY BANK NATIONAL ASSOCIATION, as a Lender to the U.S. Borrowers

By:	/s/ Suzannah Harris
	Name:	Suzannah Harris
	Title:	Vice President

NATIONAL CITY BANK, as a Lender to the U.S. Borrowers

By:	/s/ Michael Leong
	Name:	Michael Leong
	Title:	Vice President

NATIONAL CITY BANK, CANADA BRANCH, as a Lender to the Canadian Borrowers

By:	/s/ Bill Hines
	Name:	Bill Hines
	Title:	Senior Vice President & Principal Officer

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

IPSCO Letters of Credit  issued by Toronto Dominion Bank

Canadian
L/C Number	Beneficiary	Issue Date	Expiry Date	Face Amount
L/C No. 690820	Min of Environment, Surrey, BC	Feb 18, 2003	March 4, 2007	$6,000,000.00
L/C No. 691603	Min of Environment, Surrey, BC	Feb 18, 2003	May 30, 2007	$675,000.00
L/C No. S693289	Royal Trust Corporation	Feb 18, 2003	March 4, 2007	$4,905,500.00	*
Canadian Dollars				$11,580,500.00

US Dollars
L/C No G094994	La Salle National Leasing Corp	June 27, 2001	March 4, 2007	$3,775,000.00

* effective January 1, 2005  reduced by $318,100  to $5,134,900

* effective January 1, 2006  reduced by $229,400  to $4,905,500

NS Letters of Credit issued by La Salle Bank NA

US	Beneficiary	Issue Date	Expiry Date	Face Amount
L/C No S580392000	Hartford Fire Insurance Company		March 15, 2007	$235,000.00
L/C	Commonwealth of Kentucky		March 15, 2007	$1,830,406.00

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender Group	Canadian Lenders	U.S. Lenders	$500MM Revolver Allocation	Applic-able Percent	$250MM Term Loan Allocation	Applicable Percent

Bank of America, N.A., acting through its Canada Branch and Bank of America, N.A.	Bank of America, N.A., acting through its Canada Branch	Bank of America, N.A.	$66,666,666.67	13.33%	$33,333,333.33	13.33%

JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., Toronto Branch	JPMorgan Chase Bank, N.A., Toronto Branch	JPMorgan Chase Bank, N.A.	$66,666,666.67	13.33%	$33,333,333.33	13.33%

Toronto Dominion (Texas) LLC and The Toronto-Dominion Bank	The Toronto-Dominion Bank	Toronto Dominion (Texas) LLC	$66,666,666.67	13.33%	$33,333,333.33	13.33%

ABN AMRO Bank N.V.	ABN AMRO Bank N.V.	ABN AMRO Bank N.V.	$50,000,000.00	10%	$25,000,000.00	10%

Royal Bank of Canada	Royal Bank of Canada	Royal Bank of Canada	$50,000,000.00	10%	$25,000,000.00	10%

Wells Fargo Bank, National Association		Wells Fargo Bank, National Association	$50,000,000.00	10%	$25,000,000.00	10%

Fifth Third Bank	Fifth Third Bank	Fifth Third Bank	$33,333,333.33	6.67%	$16,666,666.67	6.67%

Export Development Canada		Export Development Canada	$33,333,333.33	6.67%	$16,666,666.67	6.67%

WestLB AG, Toronto Branch	WestLB AG, Toronto Branch	WestLB AG, Toronto Branch	$16,666,666.67	3.33%	$8,333,333.33	3.33%

Societe Generale (Canada Branch)	Societe Generale (Canada Branch)	Societe Generale (New York Branch)	$16,666,666.67	3.33%	$8,333,333.33	3.33%

HSBC Bank USA, National Association		HSBC Bank USA, National Association	$16,666,666.67	3.33%	$8,333,333.33	3.33%

KeyBank National Association		KeyBank National Association	$16,666,666.67	3.33%	$8,333,333.33	3.33%

National City Bank	National City Bank, Canada Branch	National City Bank	$16,666,666.67	3.33%	$8,333,333.33	3.33%

Total:	$500,000,000.00	100%	$250,000,000.00	100%

SCHEDULE 2.19

DESIGNATED BORROWERS

Part A.  U.S. Designated Borrowers

IPSCO Enterprises Inc.

IPSCO Finance GP

IPSCO Steel Inc.

IPSCO Steel (Alabama) Inc.

IPSCO Tubulars Inc.

NS Group, Inc.

Koppel Steel Corporation*

Newport Steel Corporation*

Erlanger Tubular Corporation*

Part B.  Canadian Designated Borrowers

IPSCO Saskatchewan Inc.

IPSCO Canada Inc.

IPSCO Recycling Inc.

* Effective December 1, 2006, Koppel Steel Corporation will be renamed IPSCO Koppel Tubulars Corporation, Newport Steel Corporation will be renamed IPSCO Tubulars (Kentucky) Corporation and Erlanger Tubular Corporation will be renamed IPSCO Tubulars (Oklahoma) Corporation.

SCHEDULE 5.01

LOAN PARTIES

Ownership of Subsidiaries, and Classification as Loan Party to Credit Facility (Country )

Classification

Borrower/Guarantor	Ownership	Borrower / Designated Borrower

Canada
IPSCO Inc.		Borrower
IPSCO Recycling Inc.	IPSCO Inc. - 100%	Designated Borrower
IPSCO Saskatchewan Inc.	IPSCO Inc. - 100%	Designated Borrower
IPSCO Canada Inc.	IPSCO Inc. 100%	Designated Borrower
IPSCO Finance (Canada) Corporation	IPSCO Finance GP - 100%
IPSCO Investments (Canada) Company	IPSCO Enterprises - 100 % common; IPSCO Saskatchewan - 100% preferred

US
IPSCO Enterprises Inc.	IPSCO Saskatchewan - 89%, IPSCO Inc. - 11%	Designated Borrower
IPSCO Finance GP	IPSCO Saskatchewan - 90%, IPSCO Recycling - 10%	Designated Borrower
IPSCO Finance (US) Corporation LLC	IPSCO Finance ( Canada) Corporation -100%
IPSCO Minnesota Inc.	IPSCO Enterprises- 100%
IPSCO Texas Inc.	IPSCO Minnesota - 100%
IPSCO Tubulars Inc.	IPSCO Enterprises- 100%	Designated Borrower
IPSCO Preferred LLC	IPSCO Investments ( Canada) Company -100%
IPSCO AFC Inc.	IPSCO Enterprises Inc.-100%
NS Group, Inc.	IPSCO AFC Inc -100%	Designated Borrower
Koppel Steel Corporation*	NS Group, Inc -100%	Designated Borrower
Newport Steel Corporation*	NS Group, Inc -100%	Designated Borrower
Erlanger Tubular Corporation*	NS Group, Inc -100%	Designated Borrower
Northern Kentucky Management, Inc.	NS Group, Inc -100%
UPOS GP, L.L.C.	NS Group, Inc -100%
UPOS, L.L.C.	NS Group, Inc -100%
Ultra Premium Oilfield Services Ltd.	UPOS L.L.C.- 99 % UPOS GP LLC - 1%
IPSCO Steel Inc.	IPSCO Enterprises- 100%	Designated Borrower
IPSCO Steel (Alabama) Inc.	IPSCO Enterprises- 100%	Designated Borrower

* Effective December 1, 2006, Koppel Steel Corporation will be renamed IPSCO Koppel Tubulars Corporation, Newport Steel Corporation will be renamed IPSCO Tubulars (Kentucky) Corporation and Erlanger Tubular Corporation will be renamed IPSCO Tubulars (Oklahoma) Corporation.

Non-Borrower/Non-Guarantor

Blastech Mobile LLC	IPSCO Steel (Alabama) Inc. - 50%
Mitchell Island Co -Venture	Western Steel Limited - 50%
GenAlta Recycling Inc.	General Scrap Partnership -50%
Kar-Basher Manitoba Ltd.	New Gensubco Inc -50%
King Crusher Inc.	New Gensubco Inc -50%
General Scrap Partnership	IPSCO Recycling Inc.- 100%
New Gensubco Inc.	General Scrap Partnership -100%
Sametco Auto Inc.	New Gensubco Inc -100%
Genlandco Inc.	General Scrap Partnership -100%
Kar Basher Alberta Ltd.	New Gensubco Inc -100%
IPSCO Sales Inc. (organized in Canada)	IPSCO Inc. 100%
IPSCO Sales Inc. (organized in Delaware)	IPSCO Enterprises- 100%
IPSCO Direct Inc.	IPSCO Inc. 100%
Western Steel Limited	IPSCO Inc. 100%
General Scrap Inc.	IPSCO Enterprises- 100%
IPSCO Construction Inc.	IPSCO Steel (Alabama) Inc - 100%
Pacific Western Steel, Inc.	Western Steel Limited - 100%

SCHEDULE 5.03

CERTAIN AUTHORIZATIONS

1.               Application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976

2.               Target Shareholder Consent

SCHEDULE 5.06

LITIGATION

None.

SCHEDULE 5.08

ENVIRONMENTAL MATTERS

There is a closed hazardous waste landfill at the Targets’s Wilder, Kentucky facility that is being monitored pursuant to a post closure permit.  This facility has been subject to previous investigations and remediations under the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (RCRA).  The Commonwealth of Kentucky has requested completion of a Facility Investigation at the facility for potential arsenic contamination.  The Target has submitted a work plan for the investigation.  The Commonwealth of Kentucky has not yet approved the work plan and the investigation has not yet begun.

SCHEDULE 5.12

SUBSIDIARIES

Set out below are IPSCO Inc.’s subsidiaries, each of which is wholly owned, and their jurisdictions of incorporation:

1.             IPSCO AFC Inc. (Delaware corporation)

2.             IPSCO Direct Inc. (Alberta corporation)

3.             IPSCO Canada Inc. (Canada corporation)

4.             IPSCO Construction Inc. (Alabama corporation)

5.             IPSCO Enterprises Inc. (Delaware corporation)

6.             IPSCO Finance (Canada) Corporation (Nova Scotia ULC)

7.             IPSCO Finance GP (Delaware general partnership)

8.             IPSCO Finance (US) Corporation LLC (Delaware limited liability company)

9.             IPSCO Investments (Canada) Company (Nova Scotia ULC)

10.           IPSCO Minnesota Inc. (Delaware corporation)

11.           IPSCO Preferred LLC (Delaware limited liability company)

12.           IPSCO Recycling Inc. (Canada corporation)

13.           IPSCO Sales Inc. (Canada corporation)

14.           IPSCO Sales Inc. (Delaware corporation)

15.           IPSCO Saskatchewan Inc. (Canada corporation)

16.           IPSCO Steel Inc. (Delaware corporation)

17.           IPSCO Steel (Alabama) Inc. (Alabama corporation)

18.           IPSCO Texas Inc. (Delaware corporation)

19.           IPSCO Tubulars Inc. (Delaware corporation)

20.           General Scrap Partnership (Saskatchewan general partnership)

21.           General Scrap Inc. (Delaware corporation)

22.           Genlandco Inc. (Manitoba corporation)

23.           Kar Basher of Alberta Ltd. (Manitoba)

24.           New Gensubco Inc. (Manitoba corporation)

25.           Pacific Western Steel, Inc. (Washington corporation)

26.           Sametco Auto Inc. (Canada corporation)

27.           Western Steel Limited (British Columbia corporation)

NS Group, Inc. entities

28.           NS Group, Inc. (Kentucky corporation)

29.           Erlanger Tubular Corporation (Oklahoma corporation)

30.           Koppel Steel Corporation (Pennsylvania corporation)

31.           Newport Steel Corporation (Kentucky corporation)

32.           Northern Kentucky Management, Inc. (Kentucky corporation)

33.           UPOS GP, L.L.C. (Kentucky limited liability company)

34.           UPOS, L.L.C. (Kentucky limited liability company)

35.           Ultra Premium Oilfield Services, Ltd. (Kentucky limited partnership)

SCHEDULE 7.02

OUTSTANDING DEBT

None.

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

PARENT and other LOAN PARTIES:

IPSCO Inc.

650 Warrenville Road, Suite 500

Lisle, IL  60532

Attention:                                                         Michele Klebuc-Simes, Assistant General Counsel

Telephone:                                                    (630) 810-4789

Telecopier:                            (630) 810-4602

Electronic Mail:    MKLEBUC@ipsco.com

Website Address:                                               www.ipsco.com

U.S. Taxpayer Identification Number(s) of the Borrowers:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions in respect of the Credit Facilities (other than the Canadian Revolving Credit Facility) and U.S. Dollar Swing Line Lender):

Bank of America, N.A.

ONE INDEPENDENCE CENTER

101 N TRYON ST; NC1-001-04-39

CHARLOTTE NC 28255-0001

Attention:                                       Kenya D. Dawson

Telephone:                                704-386-5115

Telecopier:                                     704-683-9523

Electronic Mail:  kenya.d.dawson@bankofamerica.com

U.S. Dollar Payment Instructions:

Bank of America, N.A.

New York, NY

ABA# 026009593

Account #1366212250600

Attn.:                               Credit Services Charlotte

Ref:                                         IPSCO, Inc.

(for  payments and Requests for Credit Extensions in respect of the Canadian Revolving Credit Facility) and Canadian Swingline Lender:

Bank of America, N.A. (Canada Branch)

SIMCOE PLACE

200 FRONT ST W; 102-604-27-15

TORONTO ON

CANADA M5V 3L2

Attention:                                         Domingo Braganza

Telephone:                                    416-349-5464

Telecopier:                                     416-349-4282

Electronic Mail: domingo.braganza@bankofamerica.com

BANK OF AMERICA N.A.(CANADA BRANCH )  PAYMENT INSTRUCTIONS:

CANADIAN DOLLARS:                            Wire payment of funds “DIRECT through “LVTS” to:

Bank of America N.A.(Canada Branch)

200 Front Street West

Toronto, Ontario

TRANSIT #: 024156792,  Account #  90083255

SWIFT CODE:      BOFACATT

Reference:             IPSCO Attn: Loans Processing

U.S. DOLLARS:                                           Wire payment of funds to:

Bank of America, N.A., New York

ABA# 026009593

335 Madison Avenue

New York, N.Y. 10017

SWIFT CODE: BOFAUS3N

For the Account of: Bank of America N.A., (Canada Branch)

Account #: 6550-2-01805

SWIFT CODE:      BOFACATT

Reference:             IPSCO Attn: Loans Processing

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

ONE INDEPENDENCE CENTER

101 N TRYON ST; NC1-001-15-14

CHARLOTTE NC 28255-0001

Attention:                                       Mollie S. Canup

Telephone:                                  704-387-5449

Telecopier:                                   704-409-0011

Electronic Mail:  mollie.s.canup@bankofamerica.com

Other Notices as Bank of America, as U.S. Lender:

Bank of America, N.A.

Portfolio Management

BANK OF AMERICA CORPORATE CENTER

100 N TRYON ST; NC1-007-13-06

CHARLOTTE NC 28255-0001

Attention:                                       W. Thomas (Tom) Barnett

Phone:                         704.387.1009

Telecopier:                                     704.409.0189

2nd Phone:                                704.236.6412

Electronic Mail:  w.thomas.barnett@bankofamerica.com

Other Notices as Bank of America, as Canadian Lender:

Bank of America, N.A. (Canada Branch)

Portfolio Management

SIMCOE PLACE

200 FRONT ST W; 102-604-27-03

TORONTO ON

CANADA M5V 3L2

Attention:                                       Nelson Lam

Phone:                       416.349.5496

Telecopier:                                     416.349.4282

Electronic Mail:  nelson.lam@bankofamerica.com

Additional Portfolio Management Contact:

Bank of America

PORTFOLIO MGT ADMINISTRATION

BANK OF AMERICA CORPORATE CENTER

100 N TRYON ST; NC1-007-13-06

CHARLOTTE NC 28255-0001

Attention:                                       Darleen Parmelee

Phone:                           704.388.5001

Telecopier:                                     704.409.0645

Electronic Mail:  darleen.r.parmelee@bankofamerica.com

L/C ISSUER:

Bank of America, N.A.

Trade Operations

1000 W. Temple Street; CA9-705-07-05

Los Angeles, CA 90012-1514

Attention:                                       Hermann J. Schutterle

Telephone:                                  213.481.7826

Telecopier:                                   213.580.8441

Electronic Mail:  hermann.schutterle@bankofamerica.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  [___________, _____]

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

                Reference is made to that certain credit agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc., a Canadian corporation, the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

                The undersigned hereby requests (select one):

☐ A Borrowing of Loans		☐ A conversion or continuation of Loans

1.	On	(a Business Day).

2.	In the amount of	.

3.	Composed of	.
[Type of Loan requested]

4.	In the following currency:	.

5.	For Eurodollar Rate Loans: with an Interest Period of	[week][month(s)].

                The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(b) or Section 2.01(c), as applicable, of the Agreement.

[IPSCO INC.]

OR

[APPLICABLE DESIGNATED BORROWER]

By:

Name:

Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:  [___________, _____]

To:                              Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain credit agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc., a Canadian corporation, the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐   A U.S. Swing Line Loan                                                                                                                                        ☐   A Canadian Swing Line Loan

1.             On _________________________ (a Business Day).

2.             In the amount of _____________________.

3.             For Canadian Swing Line Loans: in the following currency: ________________.

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04.A(a) or Section 2.04.B(a), as applicable, of the Agreement.

[IPSCO INC.]
OR
[APPLICABLE DESIGNATED BORROWER]

By:
Name:
Title:

EXHIBIT C-1

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [_____________________] or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan (as hereinafter defined) from time to time made by the Lender to the Borrower under that certain credit agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc., the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the applicable Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Parent Guaranty and the Subsidiary Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[IPSCO INC.]
OR
[APPLICABLE DESIGNATED BORROWER]

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [_____________________] or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan (as hereinafter defined) from time to time made by the Lender to the Borrower under that certain credit agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc., the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04.A(f) or Section 2.04.B(f) of the Agreement with respect to U.S. Swing Line Loans or Canadian Swing Line Loans, as the case may be, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Revolving Credit Loan was denominated and in immediately available funds at the applicable Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Parent Guaranty and the Subsidiary Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[IPSCO INC.]
OR
[APPLICABLE DESIGNATED BORROWER]

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [___________, ____]

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain credit agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc., a Canadian corporation (the “Company”), the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby certifies as of the date hereof that he/she is the _____________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3.             A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.             The representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement, which shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered, are true and correct in all material respects.

5.             The financial covenant analyses and information set forth on Schedule 2 and Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [____________, ______].

IPSCO INC.

By:
Name:
Title:

For the Quarter/Year ended [_____________, _____] (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 (a) — Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (the “Measurement Period”):

	1.	Consolidated Net Income for the Measurement Period:	$

	2.	Consolidated Interest Charges for the Measurement Period:	$

	3.	Income Tax Expense for the Measurement Period:	$

	4.	Amounts in respect non-cash expenses, depreciation and amortization for the Measurement Period:	$

	5.	Gains or losses attributable to the sale, conversion or other Disposition of assets outside the ordinary course of business for the Measurement Period:	$

	6.	Gains resulting from the write-up of assets or losses resulting from the write-down of assets for the Measurement Period:	$

	7.	Non-cash gains, non-cash losses or other non-cash amounts that were included in such Consolidated Net Income for the Measurement Period:	$

	8.	Gains or losses on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Indebtedness) for the Measurement Period:	$

	9.	Other extraordinary or non-recurring items for the Measurement Period:	$

	10.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 +/-5 +/-6 +/-7 +/-8 +/-9):	$

B.	Consolidated Interest Charges for the Measurement Period:		$

C.	Consolidated Interest Coverage Ratio (Line I.A.10 ÷ Line I.B):		__ to 1.00

Minimum required: 2.00:1.00

II.	Section 7.11 (b) — Consolidated Indebtedness to Capitalization Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$

B.	Consolidated Shareholders’ Equity at Statement Date:	$

C.	Consolidated Capitalization at Statement Date (Line II.A + Line II.B):	$

D.	Consolidated Indebtedness to Capitalization Ratio (Line II.A ÷ Line II.D):	__ to 1.00

Maximum permitted:

So long as the Debt Rating of the Company is at least BBB- and Baa3 from S&P and Moody’s, respectively, in each case with at least stable outlook, greater than 0.60:1.00 and (ii) if at any time the Debt Rating of the Parent is lower than as set forth in the preceding clause (i), greater than the ratio set forth below opposite such Measurement Period:

Four Fiscal Quarters Ending	Maximum Consolidated Indebtedness to Capitalization Ratio
March 31, 2007 through December 31, 2007	0.60:1.00
March 31, 2008 through December 31, 2008	0.55:1.00
March 31, 2009 through December 31, 2009	0.50:1.00
March 31, 2010 and each fiscal quarter thereafter	0.45:1.00

For the Quarter/Year ended [___________, _____] (“Statement Date”)

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Quarter Ended __________	Twelve Months Ended __________
Consolidated Net Income
+Consolidated Interest Charges
+Income Tax Expense
+amounts in respect non-cash expenses, depreciation and amortization
+/- gains or losses attributable to the sale, conversion or other Disposition of assets outside the ordinary course of business
+/- gains resulting from the write-up of assets or losses resulting from the write-down of assets
+/- non-cash gains, non-cash losses or other non-cash amounts that were included in Consolidated Net Income
+/- gains or losses on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Indebtedness)
+/- other extraordinary or non-recurring items
=Consolidated EBITDA

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount[s] and percentage[s] interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a [insert type of Lender] and, otherwise, as Lender)][the respective Assignors (in their respective capacities as [insert type of Lender] and, otherwise, as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.             Assignor[s]:          ______________________________

______________________________

2.                                       Assignee[s]:         ______________________________

______________________________

[for each Assignee, indicate [identify Lender] or [Affiliate][Approved Fund] of [identify Lender]]

3.             Borrower(s):   ______________________________

4.                                       Administrative Agent:   Bank of America, N.A., as the Administrative Agent under the Credit Agreement

5.                                       Credit Agreement:   Credit Agreement, dated as of December 1, 2006 among IPSCO Inc., the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer, and Swing Line Lender.

6.             Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned[5]	Aggregate Amount of Commitment/ Loans for all Lenders[6]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[7]	CUSIP Number

			$	$	%
			$	$	%
			$	$	%

[7.            Trade Date:   __________________]8

5 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

6 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

7 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

8 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: [____________, _____] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][9] Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

9 To be added only if the consent of the Administrative Agent is required pursuant to Section 11.06(b)(i)(B), Section 11.06(b)(iii)(B) and/or Section 11.06(b)(iii)(D) of the Credit Agreement.

[Consented to:[10]

IPSO INC.

By:
Title:]

[Consented to:[11]

[L/C ISSUER]

By:
Title:]

[Consented to:[12]

[SWING LINE LENDER]

By:
Title:]

10 To be added only if the consent of the Administrative Agent is required pursuant to Section 11.06(b)(i)(B), Section 11.06(b)(iii)(B) and/or Section 11.06(b)(iii)(D) of the Credit Agreement.

11 To be added only if the consent of the Administrative Agent is required pursuant to Section 11.06(b)(i)(B), Section 11.06(b)(iii)(B) and/or Section 11.06(b)(iii)(D) of the Credit Agreement.

12 To be added only if the consent of the Administrative Agent is required pursuant to Section 11.06(b)(i)(B), Section 11.06(b)(iii)(B) and/or Section 11.06(b)(iii)(D) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.      Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under Section 11.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(i)(B) or Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a [insert type of Lender] and, otherwise, as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a [insert type of Lender] and, otherwise, as a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

[To be provided]

EXHIBIT G-1

FORM OF OPINION - U.S. COUNSEL TO THE LOAN PARTIES

EXHIBIT G-2

FORM OF OPINION - CANADIAN COUNSEL TO THE LOAN PARTIES

EXHIBIT G-3

FORM OF OPINION - GENERAL COUNSEL TO THE PARENT

EXHIBIT H

FORM OF NOTICE OF DRAWING

Date:  [___________, _____]

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain credit agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc., a Canadian corporation, the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests a Drawing:

1.	On	(a Business Day).

2.	The aggregate Face Amount of the Bankers’ Acceptances and/or BA EquivalentAdvance is: C$.	.

3.	The BA Maturity Date is	.

The Drawing requested herein complies with the provisos to the first sentence of Section 2.01(c) of the Agreement.

[IPSCO INC.]
OR
[APPLICABLE DESIGNATED BORROWER]

By:

Name:

Title:

EXHIBIT I

FORM OF DESIGNATED BORROWER
REQUEST AND ASSUMPTION AGREEMENT

Date:  [________, _____]

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.19(b) of that certain credit agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among IPSCO Inc., a Canadian corporation (the “Company”), the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of [____________] (the “Designated Borrower”) and the Company hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.19 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary:  The true and correct U.S. taxpayer identification number of the Designated Subsidiary is _____________.

Complete if the Designated Borrower is a Foreign Subsidiary:  The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date hereof, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original party to the Credit Agreement as a Borrower.  The Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.19(b) of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:

Name:

Title:

IPSCO INC.

By:

Name:

Title

EXHIBIT J

FORM OF DESIGNATED BORROWER NOTICE

Date: [___________, ____]

To:          IPSCO Inc.

                The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.19(b) of that certain credit agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”;), among IPSCO Inc., a Canadian corporation (the “Company”), the Designated Borrowers and Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, and reference is made thereto for full particulars of the matters described therein.  All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [________________] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:

Name:

Title: